Exhibit 10.3

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

LOAN AND SECURITY AGREEMENT Dated as of July 27, 2022 Between: CITIBANK, N.A., as Lender, and ROCKET MORTGAGE, LLC, as Borrower

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TABLE OF CONTENTS
Page

1. DEFINITIONS AND ACCOUNTING MATTERS	1
2. LOANS, BORROWING, PREPAYMENT	21
Section 2.01 Loans	21
Section 2.02 Note	21
Section 2.03 Servicing Schedules and Funding Requests	21
Section 2.04 Borrowing Base Reports	23
Section 2.05 Interest	23
Section 2.06 Increased Capital Costs	23
Section 2.07 Taxes	25
Section 2.08 Mandatory Repayment of Loans	26
Section 2.09 Optional Prepayment	27
Section 2.10 Determination of Interest Rate	27
Section 2.11 Limitation on Types of Loans; Illegality	28
3. PAYMENTS AND COMPUTATIONS	29
Section 3.01 Payments and Computations, Etc	29
4. SECURITY INTEREST	29
Section 4.01 Security Interest	29
Section 4.02 Subordination of Pledge of Eligible Servicing Rights	30
Section 4.03 Authorization of Financing Statements	31
Section 4.04 Lender’s Appointment as Attorney In Fact	31
Section 4.05 Release of Security Interest	33
5. CONDITIONS PRECEDENT	33
6. REPRESENTATIONS AND WARRANTIES	37
Section 6.01 Representations and Warranties of Borrower	37
Section 6.02 Representations Concerning the Collateral	43
7. COVENANTS OF BORROWER	44
Section 7.01 Affirmative Covenants of Borrower	45
8. EVENTS OF DEFAULT	55
Section 8.01 Events of Default	55
Section 8.02 Remedies	58
9. DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE	60
10. NOTICES AND OTHER COMMUNICATIONS	60
11. USE OF EMPLOYEE PLAN ASSETS	61
12. INDEMNIFICATION AND EXPENSES	61
13. WAIVER OF DEFICIENCY RIGHTS	63
14. REIMBURSEMENT	63
15. FURTHER ASSURANCES	63
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16. TERMINATION	63
17. SEVERABILITY	63
18. BINDING EFFECT; GOVERNING LAW	63
19. AMENDMENTS	64
20. SUCCESSORS AND ASSIGNS	64
21. CAPTIONS	64
22. COUNTERPARTS	64
23. AGREEMENT CONSTITUTES SECURITY AGREEMENT; SUBMISSION TO JURISDICTION; WAIVERS	64
24. WAIVER OF JURY TRIAL	65
25. ACKNOWLEDGEMENTS	65
26. [RESERVED].	66
27. ASSIGNMENTS	66
28. SINGLE AGREEMENT	67
29. CONFIDENTIALITY	67
30. PERIODIC DUE DILIGENCE REVIEW	68
31. SET-OFF	70
32. ERRONEOUS PAYMENTS	70
33. ENTIRE AGREEMENT	71

Schedules
Schedule 6.01(c)    Litigation
Schedule 6.01(j)    Compliance with Law
Schedule 6.01(s)    Subsidiaries
Schedule 6.01(ii)    Borrower’s Existing Financing Facilities
Schedule 6.02    Eligibility Criteria with respect to the Eligible Servicing Rights
Schedule 7.01(a)    Citibank, N.A. Required Investor Reports
Schedule 7.01(i)    Related Party Transactions

Exhibits
Exhibit 2.02(a)    Form of Promissory Note
Exhibit 2.03    Form of Borrower Funding Request
Exhibit 2.08(a)    Form of Repayment Notice
Exhibit 2.08(b)    Form of Prepayment Notice
Exhibit 4.04    Form of Power of Attorney
Exhibit 4.05    Form of Release of Security Interest
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LOAN AND SECURITY AGREEMENT, dated as of July 27, 2022, between Rocket Mortgage, LLC, a Michigan limited liability company as borrower (“Borrower”), and CITIBANK, N.A., a national banking association as lender (“Lender”).
BACKGROUND
Borrower wishes to obtain financing from time to time to provide funding for the origination or acquisition of certain Eligible Servicing Rights (as defined herein), which Eligible Servicing Rights shall secure Loans (as defined herein) to be made by Lender hereunder.
Lender has agreed, subject to the terms and conditions of this Agreement (as defined herein), to provide such financing to Borrower.
Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.DEFINITIONS AND ACCOUNTING MATTERS
(a)Defined Terms. As used herein, the following terms have the following meanings (all terms defined in this Section 1 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):
“Accepted Servicing Practices” shall mean with respect to any Mortgage Loan, those accepted mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions which service mortgage loans, as applicable, of the same type as the Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with applicable Agency servicing practices and procedures for Agency mortgage backed securities pool mortgages, as defined in the Agency Guidelines including future updates.
“Account Control Agreement” shall mean each shifting interest deposit account control agreement entered into among Lender, Borrower and the Control Bank with respect to a Controlled Account, in form and substance acceptable to Lender to establish Lender's “control” (as such term is defined in the UCC) over each such account.
“Acknowledgement Agreement” means, (i) with respect to Fannie Mae Servicing Rights, the Acknowledgement Agreement dated as of July 27, 2022, by and among Fannie Mae, Borrower, and Lender as secured party, pursuant to which Fannie Mae acknowledges the security interest of Lender in the Fannie Mae Servicing Rights, together with any amendments and addenda thereto, and (ii) upon execution thereof, any acknowledgment agreement by and among Freddie Mac, Borrower and Lender as secured party, pursuant to which Freddie Mac acknowledges the security interest of Lender in the Freddie Mac Servicing Rights, together with any amendments and addenda thereto.
“Adjusted Tangible Net Worth” shall mean, with respect to any Person at any date, the excess of the total assets over the total liabilities of such Person on such date, each to be determined in accordance with GAAP consistent with those applied in the preparation of Borrower’s financial statements less the sum of the following (without duplication): (a) the book value of all investments in non-consolidated subsidiaries, and (b) any other assets of Borrower and consolidated Subsidiaries that would be treated as intangibles under GAAP including, without limitation, goodwill, research and development costs, trademarks, trade names, copyrights, patents, rights to refunds and indemnification and unamortized debt

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discount and expenses. Notwithstanding the foregoing, servicing rights shall be included in the calculation of total assets.
“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and which shall include any Subsidiary of such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
“Agency” shall mean each of Fannie Mae, Freddie Mac and Ginnie Mae.
“Agency Approval” shall have the meaning provided in Section 7.01(y).
“Agency Guidelines” shall mean the Ginnie Mae Guide, the Fannie Mae Guide and/or the Freddie Mac Guide, as the context may require, in each case as such guidelines have been or may be amended, supplemented or otherwise modified from time to time by Ginnie Mae, Fannie Mae or Freddie Mac, as applicable.
“Agency Obligations” means with respect to any Mortgage Loans, (a) all repurchase requests made by an Applicable Agency that have been outstanding for more than one hundred twenty (120) calendar days, (b) if at any time all outstanding repurchase requests made by an Applicable Agency exceed [***] of the Outstanding Aggregate Loan Amount, then all repurchase requests made by an Applicable Agency that are outstanding during such time that the repurchase requests exceed such threshold, and (c) if a Stop-Loss Cap Failure has occurred and is continuing, (i) any obligation, cost, fee, claim or liability (actual or contingent) of Borrower, servicer or Subservicer in respect of such Mortgage Loan to indemnify Fannie Mae for any losses incurred in respect of any Mortgage Loan that was determined at the time of sale to have been ineligible for sale to Fannie Mae due to a breach of one or more representations and warranties but accepted for purchase subject to any waiver and indemnity obligations, and (ii) any and all other obligations, costs, fees, claims or liabilities described from time to time as being sold “with recourse” as such term (or terms of similar meaning) are defined in the Fannie Mae Guide, as amended or supplemented from time to time, and any successor publications thereto having the same general contents and purpose.
“Agreement” shall mean this Loan and Security Agreement (including all exhibits, schedules and other addenda hereto or thereto), as supplemented by the Pricing Side Letter, as it may be amended, restated, further supplemented or otherwise modified from time to time.
“Alternate Rate” shall mean, with respect to each Interest Period, (a) the per annum rate of interest of the applicable Benchmark Replacement, determined by Lender for such Interest Period, plus (b) the Applicable Margin.
“Alternate Rate Loan” shall mean the Loan at such time as interest thereon accrues at a per annum rate of interest equal to the Alternate Rate.
“Ancillary Income” means all money which is due and payable in connection with each Mortgage Loan other than the Servicing Fee and specifically including, without limitation, late charge fees, assignment transfer fees, insufficient funds check charges, amortization schedule fees, interest from escrow accounts and all other incidental fees and charges and any Float Benefit, in each case, to the extent such amounts are allocable to a Mortgage Loan.

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“Anti-Money Laundering Laws” shall have the meaning provided in Section 6.01(cc) hereof.
“Anti-Terrorism Laws” shall mean any Requirements of Law relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Requirements of Law, all as amended, supplemented or replaced from time to time.
“Applicable Agency” means, (i) with respect to Fannie Mae Servicing Rights, Fannie Mae and (ii) with respect to Freddie Mac Servicing Rights, Freddie Mac.
“Applicable Agency Guide” shall mean (i) with respect to Fannie Mae, the Fannie Mae Guide, (ii) with respect to Freddie Mac, the Freddie Mac Guide and (iii) with respect to Ginnie Mae, the Ginnie Mae Guide.
“Applicable Law” shall mean as to any Person, any law, treaty, rule or regulation (including the Investment Company Act of 1940, as amended) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Applicable Margin” shall have the meaning set forth in the Pricing Side Letter.
“Attributed Rate” shall have the meaning set forth in the Pricing Side Letter.
“Available Loan Amount” means, on any Business Day, an amount equal to the least of (a)(i) the then current Committed Amount plus the Uncommitted Amount minus (ii) the Outstanding Aggregate Loan Amount, (b) the Borrowing Base and (c) the Maximum Loan Amount.
“Basel III” means “A Global Regulatory Framework for More Resilient Banks and Banking Systems” developed by the Basel Committee on Banking Supervision (or any successor or similar authority), initially published in December 2010.
“Benchmark” shall mean, (a) initially, the Term SOFR Reference Rate; and (b) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then current Benchmark, then the applicable Benchmark Replacement. Notwithstanding anything to the contrary herein, Lender shall have the sole discretion to re-set the Benchmark to the then quoted rate thereof on a daily basis.
“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of (a) the alternate benchmark rate that has been selected by Lender giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities at such time and (b) the Benchmark Replacement Adjustment; provided that, in no event shall the Benchmark Replacement for any Interest Period be deemed to be less than zero.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Lender giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement

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of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated or bilateral credit facilities at such time.
“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the then current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide the Benchmark (or such component thereof); and
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any available tenor of such Benchmark (or such component thereof) continues to be provided on such date.
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of the Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or the published component used in the calculation thereof), the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that the Benchmark (or such component thereof) is not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

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“Benchmark Unavailability Period” shall mean, unless and until a Benchmark Replacement is implemented with respect to the then-current Benchmark pursuant to Section 2.10(e)(i) (rather than pursuant to Section 2.10(c)), each (if any) Interest Period for which Lender determines that (a) adequate and reasonable means do not exist for ascertaining the component of the Interest Rate based on Term SOFR (or the then-current Benchmark if the Loan is then an Alternate Rate Loan) (including, if the Benchmark is the Term SOFR Reference Rate, that Term SOFR cannot be determined in accordance with the definition thereof) or (b) it is unlawful to use the then-current Benchmark to determine the applicable Interest Rate for any Interest Period.
“Borrower Funding Request” means the request to fund a Loan on any Funding Date, substantially in the form of Exhibit 2.03, delivered in accordance with Section 2.03.
“Borrowing Base” means, as of any date of determination, an amount equal to (a) the aggregate Collateral Value of all Collateral that has been and remains pledged to Lender hereunder, minus (b) any Agency Obligations that are due to any Applicable Agency but have not yet been paid by Borrower, whether under the Servicing Contracts or otherwise, minus (c) the Facility Stop-Loss Amount.
“Borrowing Base Deficiency” has the meaning set forth in Section 2.08(b).
“Borrowing Base Report” means the borrowing base report, substantially in a format agreed upon by Borrower and Lender, delivered by Lender in accordance with Section 2.04.
“Borrowing Base Shortfall Day” has the meaning set forth in Section 2.08(b).
“Business Day” shall mean any day other than (a) a Saturday or Sunday, (b) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, the Custodian’s offices, banking and savings and loan institutions in the State of New York, Connecticut, Michigan or Delaware, the City of New York, the State of California or the city or state in which the offices of Lender are located are closed, or (c) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.
“Capital Adequacy Notice” shall have the meaning assigned thereto in Section 2.06 hereof.
“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Cash Equivalents” shall mean (a) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of [***] or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of [***], (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within [***] after the day of acquisition, (e) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of [***] or

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less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, (g) shares of money market mutual or similar funds, (h) [***] of the unencumbered marketable securities in Borrower’s accounts (or the account of Borrower’s Affiliates), or (i) the aggregate amount of unused capacity available (taking into account applicable haircuts) under committed and uncommitted mortgage loan and mortgage-backed securities warehouse and servicing and servicer advance facilities, or lines of credit collateralized by mortgage or mortgage servicing rights assets for which the seller or borrower thereunder has adequate eligible collateral pledged or to pledge thereunder, or under unsecured lines of credit available to Borrower.
“Change in Law” means the occurrence after the date of this Agreement of (i) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment, mandate or treaty, (ii) any change in any law, rule, regulation, mandate or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, mandate, regulation or treaty, or (iii) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that, notwithstanding anything herein to the contrary (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued (each of (x) and (y), a “DF/Basel Change”), it being agreed and understood that, notwithstanding any of the foregoing, to the extent that (A) any DF/Basel Change has been fully enacted, adopted and issued prior to the Effective Date and (B) there is no change in the terms of such DF/Basel Change or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof after the date hereof, then such DF/Basel Change shall not be deemed to be a “Change in Law.”
“Change of Control” shall mean, with respect to Borrower, the acquisition by any other Person, or two or more other Persons acting as a group, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock of Borrower at any time if after giving effect to such acquisition Rock Holdings Inc. does not own, directly or indirectly, more than [***] of Borrower’s outstanding voting equity interests.
“COBRA” shall have the meaning assigned thereto in Section 6.01(p) hereof.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” has the meaning set forth in Section 4.01.
“Collateral Account” shall mean a reserve account required by an Applicable Agency to be established by the Borrower due to concerns by the Applicable Agency with the Borrower’s ability to originate or service Mortgage Loans in accordance with Agency Guidelines, and/or due to concerns regarding the financial condition of the Borrower.

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“Collateral Reporting Date” has the meaning set forth in Section 2.03(a).
“Collateral Substitution” has the meaning set forth in Section 4.05.
“Collateral Value” means, for purposes of determining the value of the Borrowing Base from time to time, with respect to the Eligible Servicing Rights (i) the Attributed Rate for Eligible Servicing Rights, multiplied by (ii) the Market Value of the Eligible Servicing Rights as determined by Lender in its sole discretion, exercised in good faith.
“Committed Amount” shall have the meaning assigned thereto in the Pricing Side Letter.
“Compliance Certificate” means a certificate in form acceptable to Lender substantially in the form of Exhibit B to the Pricing Side Letter.
“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” “Determination Date,” “Interest Period,” “Payment Date,” and “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, preceding and succeeding business day conventions and other administrative or operational matters) that Lender determines may be appropriate or necessary to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Program Documents).
“Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.
“Control Bank” shall mean JPMorgan Chase Bank, N.A., its permitted successors and assigns.
“Controlled Account” shall mean each account established pursuant to Section 7.01(dd).
“Costs” shall have the meaning provided in Section 12(a) hereof.
“Covered Entity” shall mean (a) Borrower and each of its Subsidiaries, all owners of the foregoing and all brokers or other agents of Borrower acting in any capacity in connection with any Servicing Agreement and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.
“Custodial File” means with respect to any Mortgage Loan, a file pertaining to such Mortgage Loan being held by the Custodian that contains the mortgage documents pertaining to such Mortgage Loan.

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“Custodian” means any financial institution that holds documents for any of the Mortgage Loans on behalf of any Applicable Agency related thereto.
“Cut-off Date” shall mean the close of business on the last day of the immediately preceding calendar month.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Lender in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bilateral business loans; provided, that if Lender decides that any such convention is not administratively feasible for Lender, then Lender may establish another convention in its reasonable discretion.
“Default” shall mean an Event of Default or any event that, with the giving of notice or the passage of time or both, would become an Event of Default.
“Determination Date” shall mean, with respect to any Interest Period, (a) if the Loan is a SOFR Loan, the Periodic Term SOFR Determination Day for such Interest Period, or (b) if the Loan is an Alternate Rate Loan, the date and time determined by Lender in accordance with the Conforming Changes.
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Pub. L. No. 111-203 and any successor statute.
“Dollars” or “$” shall mean lawful money of the United States of America.
“Effective Date” means the date on which all of the conditions set out in Section 5.01 are satisfied.
“Eligible Servicing Rights” means, Servicing Rights owned by Borrower that are related to Mortgage Loans pooled in securitizations by (i) Fannie Mae or (ii) Freddie Mac, provided in each case, that the related Acknowledgment Agreement has been executed by the parties hereto and the related Agency, and such Servicing Rights comply with the eligibility criteria set forth in Schedule 6.02.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and administrative rulings issued thereunder.
“ERISA Affiliate” shall mean any entity, whether or not incorporated, that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code of which Borrower is a member.
“Event of Default” shall have the meaning provided in Section 8.01.
“Event of ERISA Termination” means, with respect to Borrower or any ERISA Affiliate, (i) a Reportable Event with respect to any Plan, (ii) the withdrawal of Borrower or any ERISA Affiliate from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA), (iii) the failure by Borrower or any ERISA Affiliate to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code) or Section 302(e) of ERISA (or Section 303(j) of ERISA), (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Borrower or any ERISA Affiliate to terminate any Plan; (v) the failure to meet the requirements of Section 436 of the Code, (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, (vii) the receipt by Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that action of the type described in clause (vi)

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has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for Borrower or any ERISA Affiliate to incur liability under Title IV of ERISA or under Sections 412(b) or 430(k) of the Code with respect to any Plan.
“Executive Order” shall mean Executive Order 13224 -- Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.
“Facility” means the loan facility provided to Borrower by Lender pursuant to this Agreement.
“Facility Stop-Loss Amount” means, (a) prior to such time that the Lender and the Other Facility Lenders have entered into an Intercreditor Agreement, [***] of the Stop-Loss Cap, and (b) during such time that the Lender and any Other Facility Lender are party to an Intercreditor Agreement, the result of (i) the Stop-Loss Cap, minus (ii) the portion of the Stop-Loss Cap that has been allocated to Other Facility Lenders pursuant to the terms of such Intercreditor Agreement.
“Fannie Mae” shall mean Fannie Mae, or any successor thereto.
“Fannie Mae Guide” means the Fannie Mae Selling Guide and the Fannie Mae Servicing Guide, as amended from time to time, and any related announcements, directives and correspondence issued by Fannie Mae.
“Fannie Mae Lender Contract” shall have the meaning set forth in Section 4.02.
“Fannie Mae Servicing Rights” means all Servicing Rights with respect to Fannie Mae.
“FCA” shall have the meaning set forth in Section 2.10(a).
“Financial Covenants” shall mean Borrower’s financial covenants set forth in Section 3 of the Pricing Side Letter.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Float Benefit” means the net economic benefit resulting from investments of funds representing escrow and custodial deposits held for the account of Borrower or Subservicer, or the Applicable Agency relating to the Mortgage Loans.
“Foreign Lender” shall have the meaning set forth in Section 2.07 hereof.
“Freddie Mac” shall mean Freddie Mac, or any successor thereto.
“Freddie Mac Conditions” shall have the meaning set forth in Section 5.03 hereof.
“Freddie Mac Guides” shall mean the Freddie Mac Seller/Servicer Guide, and all amendments and additions thereto.
“Freddie Mac Servicing Rights” means all Servicing Rights with respect to Freddie Mac.

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“Funding Date” shall mean the date on which Lender makes any Loan hereunder.
“Funding Notice Date” means the date on which Borrower shall deliver a Borrower Funding Request, which shall be no later than (i) [***] prior to any Funding Date in which no new Eligible Servicing Rights are being added to the Collateral and (ii) [***] prior to each Funding Date where new Eligible Servicing Rights are to be added to the Collateral.
“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America.
“Ginnie Mae” shall mean the Government National Mortgage Association and its successors in interest, a wholly-owned corporate instrumentality of the government of the United States of America.
“Ginnie Mae Guide” shall mean the Ginnie Mae Handbook 5500.3 and all amendments and additions thereto.
“Governmental Authority” shall mean with respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.
“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property. The amount of any Guarantee of a Person shall be deemed to be the amount of the corresponding liability shown on such Person’s consolidated balance sheet calculated in accordance with GAAP as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
“HUD” means the United States Department of Housing and Urban Development, or any successor thereto.
“IBA” shall have the meaning set forth in Section 2.10(a).
“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, provided that, for purposes of this definition, the following shall not be included as

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“Indebtedness”: loan loss reserves, deferred taxes arising from capitalized excess service fees, operating leases, liabilities associated with Borrower’s or its Subsidiaries’ securitized Home Equity Conversion Mortgage (HECM) loan inventory where such securitization does not meet the GAAP criteria for sale treatment, obligations under Hedging Arrangements, obligations related to treasury management, brokerage or trading-related arrangements, or transactions for the sale and/or repurchase of loans.
“Indemnified Party” shall have the meaning provided in Section 12.
“Initial Borrowing Base Report” means the initial borrowing base report delivered by Lender in accordance with Section 2.04 based on the information set forth in the related Servicing Schedule with respect to the Collateral then pledged to Lender hereunder.
“Initial Borrower Funding Request” means the request to fund the Loan on the Initial Funding Date, substantially in the form of Exhibit 2.03, delivered in accordance with Section 2.03.
“Initial Funding Date” means the Funding Date on which the first Loan is made pursuant to this Agreement, as specified in the Initial Borrower Funding Request.
“Intercreditor Agreement” shall mean any intercreditor agreement, in a form acceptable to Lender in its reasonable discretion, entered into by the Lender, Borrower, and one or more Other Facility Lenders (as amended, restated, supplemented, modified, replaced or extended from time to time) relating to mortgage servicing rights of the Applicable Agency as approved by such Applicable Agency in its sole and absolute discretion.
“Interest Period” means, for any Loan, (i) an initial period beginning on the Funding Date for such Loan and ending on the last day of the calendar month in which such Funding Date occurs; and (ii) subsequent consecutive periods thereafter, beginning on the first day of each subsequent calendar month and ending on the earlier of (x) the last day of the same calendar month in which such Interest Period began and (y) the Loan Repayment Date.
“Interest Rate” shall mean, with respect to each Interest Period, a rate per annum equal to the sum of (a) the greater of (i) [***] and (ii) Term SOFR (or the applicable Benchmark Replacement) determined by Lender as of the Determination Date for such Interest Period, plus (b) the Applicable Margin; provided that if the foregoing would result in an interest rate in excess of the maximum rate permitted by applicable law, the Interest Rate shall be limited to the maximum rate permitted by applicable law.
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.
“IRS” shall have the meaning set forth in Section 2.07(c) hereof.
“Lien” means with respect to any property or asset of any Person (a) any mortgage, lien, pledge, charge or other security interest or encumbrance of any kind in respect of such property or asset or (b) the interest of a vendor or lessor arising out of the acquisition of or agreement to acquire such property or asset under any conditional sale agreement, lease purchase agreement or other title retention agreement, and in each case, other than the interest of the Applicable Agency’s rights and interests in the Eligible Servicing Rights.

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“Liquidity” means with respect to any Person, the sum of (i) its unrestricted cash, plus (ii) its unrestricted Cash Equivalents.
“Loan Repayment Date” means, the earlier to occur of (i) [***], or (ii) such earlier date as may be notified by Lender in accordance with Section 8.02(a) or Section 8.02(b).
“Loans” has the meaning set forth in Section 2.01.
“Margin Call” shall have the meaning assigned thereto in Section 2.08 hereof.
“Margin Payment Deadline” shall mean, (i) if the Borrowing Base Deficiency is (a) a Stop-Loss Cap Failure Borrowing Base Deficiency, or (b) less than or equal to the Margin Payment Extension Threshold, and Lender delivers a Margin Call to Borrower (I) on or prior to 10:00 a.m. (New York City time) on any Business Day, no later than 5:00 p.m. (New York City time) on the date that is [***] after Borrower’s receipt of such Margin Call, (I) after 10:00 a.m. (New York City time) on any Business Day, no later than 5:00 p.m. (New York City time) on the date that is [***] after Borrower’s receipt of such Margin Call, and (ii) if the Borrowing Base Deficiency (other than a Stop-Loss Cap Failure Borrowing Base Deficiency) is greater than the Margin Payment Extension Threshold, no later than 5:00 p.m. (New York City time) on the date that is [***] after Borrower’s receipt of such Margin Call.
“Margin Payment Extension Threshold” shall have the meaning assigned thereto in the Pricing Side Letter.
“Margin Threshold” shall have the meaning assigned thereto in the Pricing Side Letter.
“Market Value” shall mean, as of any date of determination, with respect to (i) any Eligible Servicing Right included in the Borrowing Base, the value of such asset on such date as determined in good faith by Lender consistent with the MV Criteria, as marked to market as often as daily, and (ii) a Servicing Right which is not an Eligible Servicing Right included in the Borrowing Base, zero. Lender’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of Lender; provided that Lender’s determination of Market Value shall be in accordance with the MV Criteria.
Borrower acknowledges that Lender’s determination of Market Value is for the limited purpose of determining Collateral Value for lending purposes hereunder without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of the Eligible Servicing Rights achieved by obtaining competing bids in an orderly market in which Borrower is not in default under a revolving debt facility and the bidders have adequate opportunity to perform customary loan and servicing and subservicing due diligence. For the purpose of determining the related Market Value on any Funding Date, Lender shall have the right to use a third party valuation of the Eligible Servicing Rights delivered pursuant to Section 2.04 provided by Borrower, or a valuation obtained by Lender, or both, but Lender shall have no obligation to use any third-party valuation and shall have the right to determine the Market Value of the Eligible Servicing Rights at any time in its sole discretion, exercised in good faith in accordance with the MV Criteria. Subsequently, Lender shall have the right to reasonably request from Borrower, an updated valuation for each Eligible Servicing Right on a quarterly basis, in a form acceptable to Lender in its reasonable discretion; provided that Lender shall not be obligated to rely on any third-party valuation and shall have the right to determine the Market Value of the Eligible Servicing Rights at any time in its sole discretion, exercised in good faith in accordance with the MV Criteria.

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“Master Repurchase Facility” shall mean that certain repurchase facility provided under the Master Repurchase Agreement (including all exhibits, schedules and other addenda hereto or thereto), as supplemented by the Pricing Side Letter, as it may be amended, restated, further supplemented or otherwise modified from time to time, each entered into as of September 4, 2019 between Lender and Borrower.
“Material Adverse Effect” shall mean (a) a material adverse change in Borrower’s consolidated financial condition or business operations or Property, (b) any event which adversely affects Borrower’s ability to perform under the Program Documents to which it is a party or satisfy, in all material respects, its obligations, representations, warranties and covenants under the Program Documents to which it is a party, taken as a whole, or (c) any material adverse effect on the Collateral, taken as a whole, or (d) any material adverse effect on the validity, perfection, priority or enforceability of Lender’s security interest in the Collateral.
“Maximum Leverage Ratio” shall have the meaning assigned thereto in the Pricing Side Letter.
“Maximum Loan Amount” shall have the meaning assigned thereto in the Pricing Side Letter.
“MBS” means Mortgage Backed Security.
“Minimum Adjusted Tangible Net Worth” shall have the meaning assigned to such term in the Pricing Side Letter.
“Minimum Liquidity Amount” shall have the meaning assigned to such term in the Pricing Side Letter.
“Monthly Settlement Date” means the 15th day of each calendar month or, if such 15th is not a Business Day, the first Business Day thereafter, or such other date occurring at least once each month as may be agreed to by Borrower and Lender, commencing in the month immediately following the month in which the initial Loan is funded.
“Mortgage” means a mortgage, mortgage deed, deed of trust, or other instrument creating a first lien on or first priority security interest in an estate in fee simple in real property securing a Mortgage Note including any riders, assumption agreements or modifications relating thereto.
“Mortgage File” means, with respect to any Mortgage Loan, a file or files pertaining to such Mortgage Loan that contains the mortgage documents pertaining to such Mortgage Loan and incorporated herein by reference, and any additional mortgage documents pertaining to such Mortgage Loan required by the related Applicable Agency Guide.
“Mortgage Loan” means any mortgage loan serviced by Borrower pursuant to any Servicing Contract.
“Mortgage Note” means the note or other evidence of indebtedness of a Mortgagor secured by a Mortgage pertaining to a Mortgage Loan.
“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.
“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Borrower or any ERISA Affiliate

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or as to which Borrower or any ERISA Affiliate has any actual or potential liability or obligation and that is covered by Title IV of ERISA.
“MV Criteria” shall mean, with respect to Lender’s determination of Market Value, that it is based on the pricing that Lender uses for comparable assets in comparable facilities, taking into account such factors as Lender deems appropriate, including without limitation, available objective indications of value, to the extent deemed by Lender to be reliable and applicable to the related Servicing Right and Borrower.
“Net Income” shall mean, for any period, the net income of the applicable Person for such period as determined in accordance with GAAP.
“Non-Exempt Person” shall mean any Person other than a Person who is either (a) a U.S. Person or (b) has provided for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (i) any income tax treaty between the United States and the country of residence of such Person, (ii) the Code, or (iii) any applicable rules or regulations in effect under clauses (a) or (b) above, permit the Borrower or Subservicer to make such payments free of any obligation or liability for withholding.
“Note” means the promissory note of Borrower issued to Lender, in substantially the form of Exhibit 2.02(a), as amended from time to time, and any replacement thereof or substitution therefor.
“Obligations” shall mean (a) the Outstanding Aggregate Loan Amount, all accrued interest thereon and all other obligations and liabilities of Borrower to Lender or its Affiliates arising under or in connection with this Agreement, the Note or any other Program Document, whether now existing or hereafter arising; (b) any and all sums paid by Lender or on behalf of Lender pursuant to the Program Documents in order to preserve any Collateral or its interest therein; (c) in the event of any proceeding for the collection or enforcement of Borrower’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable out-of-pocket expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Collateral, or of any exercise by Lender or any Affiliate of Lender of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) Borrower’s indemnity obligations to Lender pursuant to the Program Documents.
“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.
“Optional Prepayment Date” has the meaning set forth in Section 2.09.
“Other Facility” shall mean any other financing facility between Borrower and an Other Facility Lender in which Borrower has pledged any Applicable Agency eligible servicing rights or excess servicing spread to such Other Facility Lender as collateral thereunder, and with respect to which the Lender and the Other Facility Lenders have entered into an Intercreditor Agreement.
“Other Facility Lenders” shall mean any lender or an administrative agent on behalf of any lender that becomes a party to an Intercreditor Agreement in its capacity as a lender or administrative agent to Borrower.
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any excise, sales, goods and services or transfer taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance,

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enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Program Document.
“Outstanding Aggregate Loan Amount” means, at any time, the aggregate principal amount of the Loans funded by Lender, minus the aggregate amount of payments received by Lender prior to such time and applied to reduce the principal amount of the Loans.
“Payment” shall have the meaning set forth in Section 32(a)(i).
“Payment Notice” shall have the meaning set forth in Section 32(b)(i).
“P&I” means principal and interest.
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR.”
“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).
“Plan” shall mean an employee benefit or other plan established, maintained, or contributed to by Borrower or any ERISA Affiliate that is covered by Title IV of ERISA or Section 412 of the Code, other than a Multiemployer Plan.
“Pledged Servicing Rights” means any Eligible Servicing Rights a security interest in which has been granted to Lender pursuant to this Agreement.
“Pool” means a group of Mortgage Loans, which are the security for a MBS issued by an Agency.
“Post-Default Rate” shall have the meaning assigned thereto in the Pricing Side Letter.
“Prepayment Notice” means a notice substantially in the form of Exhibit 2.08(b).
“Pricing Side Letter” shall mean the most recently executed pricing side letter, between Borrower and Lender referencing this Agreement and setting forth the pricing terms and certain additional terms with respect to this Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, and the terms of which are incorporated herein as if fully set forth.
“Prime Rate” shall mean rate of interest published in The Wall Street Journal from time to time as the “Prime rate” for the U.S. If more than one such “Prime rate” is published in The Wall Street Journal for a day, the average of such “Prime rates” shall be used, and such average shall be rounded up to the nearest [***]. If The Wall Street Journal ceases to publish the “Prime rate” for the U.S., Lender shall select an equivalent publication that publishes such “Prime rate,” and if such “Prime rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index. Notwithstanding the foregoing, in no event will the Prime Rate be deemed to be less than zero.

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“Program Documents” shall mean this Agreement, the Note, Account Control Agreement, each Acknowledgement Agreement, the Pricing Side Letter, each Subservicer Acknowledgment Letter (if any), Subservicing Agreement (if any), and all notices, certificates, financing statements and other documents to be executed and delivered by Borrower in connection with the transactions contemplated by this Agreement.
“Prohibited Jurisdiction” shall mean, any country or jurisdiction, from time to time, that is the subject of a prohibition order (or any similar order or directive), sanctions or restrictions promulgated or administered by any Governmental Authority of the United States.
“Prohibited Person” shall mean any Person:
(i)    listed in the Annex to the Executive Order, or otherwise subject to the provisions of, the Executive Order;
(ii)    that is owned or controlled by, or acting for or on behalf of, any person    or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)    with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;
(iv)    that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;
(v)    that is named as a “specially designated national and blocked person” on the most current list published by the OFAC at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or
(vi)    that is an Affiliate of a Person listed above.
“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Purchase Documents” means (i) the Purchase Contract (as defined in the Freddie Mac Guides), including a Purchase Contract confirmation, by and between Borrower and Freddie Mac, (ii) the Freddie Mac Guides, (iii) any Bulletins (as defined in the Freddie Mac Guides), (iv) any agreement pursuant to which Borrower provides a guaranty or any form of credit enhancement in connection with the sale of Mortgage Loans to Freddie Mac, (v) the Servicer Success Scorecard (as defined in the Freddie Mac Guides), (vi) any other document designated to be a Purchase Document by Freddie Mac, (vii) the Guide Plus Additional Provisions (as defined in the Freddie Mac Guides), as amended from time to time, and (viii) any other additional terms applicable to the sale of Mortgage Loans, such as written waivers, amendments or supplements to the Freddie Mac Guides that are made available to Borrower by Freddie Mac through electronic means including sources designated by Freddie Mac for distribution of the Freddie Mac Guides.
“Related Escrow Account Balances” means the balance, on the related Funding Date, of any escrow or impound accounts maintained by Borrower which relate to any Mortgage Loan, including, without limitation, items escrowed for mortgage insurance, property taxes (either real or personal), hazard insurance, flood insurance, ground rents, or any other escrow or impound items required by any Mortgage Note or Mortgage, reduced by any unpaid real estate taxes or insurance premiums required to be paid by Borrower, with respect to which amounts have been escrowed by the related Mortgagor.

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“Related Principal and Interest Custodial Accounts” means all principal and interest custodial accounts maintained by Borrower that relate to any Mortgage Loan or Pool.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Repayment Notice” means a notice substantially in the form of Exhibit 2.08(a).
“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .23, .24, .28, .29, .31, or .32 of PBGC Reg. § 4043 (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a Reportable Event regardless of the issuance of any waivers in accordance with Section 412(c) of the Code).
“Requirement of Law” shall mean as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” shall mean, as to any Person, the chief executive officer, general counsel or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such matter.
“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Laws.
“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Laws.
“Servicer” shall mean Rocket Mortgage, LLC.
“Servicing Contracts” means (i) with respect to all Fannie Mae Servicing Rights, the Fannie Mae Lender Contract and (ii) with respect to all Freddie Mac Servicing Rights, the Purchase Documents; and (iii) any other agreement in any form between Borrower and any Applicable Agency with respect to the servicing of any Pools regarding the Applicable Agency, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Servicing Fee” means the total amount of the fee payable to Servicer as compensation for servicing and administering the Mortgage Loans.
“Servicing Rights” means with respect to each Mortgage Loan, all Borrower’s right, title and interest in, to and under the related Servicing Contract, whether now or hereafter existing, acquired or created, whether or not yet accrued, earned, due or payable, as well as all other present and future right and interest under such Servicing Contract, including, without limitation, the indivisible, conditional and non-delegable right (i) to service the Mortgage Loans under the related Servicing Contracts, (ii) to receive the Servicing Fee income payable after the related Funding Date (including without limitation, any Uncollected Fees), (iii) to any and all Ancillary Income received after the related Funding Date, (iv) to hold and administer the Related Escrow Account Balances, (v) to hold and administer, in accordance with the related Servicing Contract, the Related Principal and Interest Custodial Account, the Custodial File,

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and the Mortgage File arising from or connected to the servicing or subservicing of such Mortgage Loan under this Agreement and (vi) all proceeds, income, profits, rents and products of any of the foregoing including, without limitation, all of Borrower’s rights to proceeds of any sale or other disposition of the Servicing Rights.
“Servicing Schedule” shall mean an electronically delivered schedule delivered by Borrower to Lender or its designee (including any Person identified on Schedule 7.01(a)) in accordance with Section 2.03(a), and otherwise from time to time on a monthly basis or as otherwise requested by Lender with respect to all Collateral to be pledged to Lender hereunder. Each Servicing Schedule shall contain updated information with respect to the Collateral as of the date specified on such schedule.
“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest equal to the SOFR Rate.
“SOFR Rate” shall mean the sum of (a) Term SOFR applicable to such Interest Period and (b) the Applicable Margin.
“Stop-Loss Cap” has the meaning set forth in the Acknowledgement Agreement.
“Stop-Loss Cap Failure” shall mean any event whereby the Stop-Loss Cap is no longer applicable to the Acknowledgement Agreement.
“Stop-Loss Cap Failure Borrowing Base Deficiency” shall mean a Borrowing Base Deficiency arising from the occurrence of a Stop-Loss Cap Failure, including, but not limited to, the related reduction of the Attributed Rate for Eligible Servicing Rights or the updated Agency Obligations report delivered in connection with Section 7.01(p).
“Subservicer” shall mean any Person engaged by Borrower, but only to the extent that (i) Lender has provided its prior written consent to the appoint of such Subservicer and (ii) Lender and Borrower have executed a Subservicer Acknowledgment Letter with respect to such appointment; to subservice the Mortgage Loans, together with its permitted successors and assigns.
“Subservicing Agreement” means any subservicing agreement between Borrower and any Subservicer to the extent of any Subservicer other than Borrower.
“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at

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the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” shall mean, with respect to each day in an Interest Period, the Term SOFR Reference Rate determined daily for a one-month period on such day (such day, the “Periodic Term SOFR Determination Day”), as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for a one-month period has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for a one-month period as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for a one-month period was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day. Notwithstanding the foregoing, in no event will Term SOFR be deemed to be less than zero.
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Lender in its reasonable discretion).
“Term SOFR Reference Rate” shall mean the one-month forward-looking term rate based on SOFR, currently identified on the CME Group’s website at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html.
“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Uncollected Fees” With respect to any Mortgage Loan, any accrued late charges, NSF fees, assumption fees, and other fees charged to Mortgagors in connection with the servicing or subservicing of such Mortgage Loan which have not been collected by Borrower or Subservicer as of the related Funding Date.
“Uncommitted Amount” shall have the meaning assigned thereto in the Pricing Side Letter.
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Eligible Servicing Rights and related Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
“Unintended Recipient” shall have the meaning set forth in Section 32(a)(i).
“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

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“U.S. Person” shall mean (1) a citizen or resident of the United States, (2) a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia (other than a partnership that is not treated as a U.S. person under any applicable U.S. Department of Treasury Regulations), (3) an estate the income of which is includible in gross income for United States tax purposes, regardless of its source, or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more such U.S. persons have authority to control all substantial decisions of such trust. Notwithstanding the preceding sentence, to the extent provided in applicable U.S. Department of Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date that elect to continue to be so treated also will be considered U.S. persons.
“Valuation Agent” shall mean a qualified, unaffiliated third party (acceptable to Lender in its reasonable discretion including but not limited to Phoenix Analytic Services, Inc. or any independent third party appointed by Lender in its reasonable discretion) that specializes in establishing a fair market value of servicing portfolios with respect to mortgage loans substantially similar to the mortgage loans originated, serviced or acquired by Borrower.
“Valuation Assumptions” shall mean, with respect to a determination of Market Value, the assumptions made regarding prepayment speed, discount rate, escrow earnings rate, delinquency percentages (30, 60, 90, and 120 days), default rate, cost to service, delinquency costs (30, 60, 90, and 120 days), and foreclosure costs.
“Yield Protection Notice” shall have the meaning assigned thereto in Section 2.06 hereof.
(b)Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Lender hereunder shall be prepared, in accordance with GAAP.
(c)Interpretation. The following rules of this subsection (c) apply unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Program Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Program Document and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes an electronic or facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.A reference to an agreement includes any applicable security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement. All terms used in Article 9 of the UCC, and not specifically defined herein, are used herein as defined in such Article 9.

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A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where Borrower is required to provide any document to Lender under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Lender requests otherwise. At the request of Lender, the document shall be provided in computer disk form or both printed and computer disk form.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Lender and Borrower, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Lender may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of discretion or judgment by Lender shall not be construed to require Lender to request or await receipt of information or documentation not available when required from or with respect to Borrower or the Collateral.
2.LOANS, BORROWING, PREPAYMENT
Section 2.01    Loans. On the terms and subject to the conditions set forth in this Agreement, Lender (i) shall make loans in an aggregate amount not to exceed the Committed Amount, and (ii) in the event that the Outstanding Aggregate Loan Amount is equal to or greater than the Committed Amount, may, in its sole discretion, make loans on an uncommitted basis in an aggregate amount not to exceed the Uncommitted Amount (each loan under the preceding subclauses (i) and (ii), a “Loan”) to Borrower from time to time. Lender shall distribute the proceeds of such Loan to Borrower on the related Funding Date in accordance with Section 2.03.
Section 2.02    Note.
(a)The Loans made by Lender shall be evidenced by a single promissory note of Borrower substantially in the form of Exhibit 2.02(a) hereto (the “Note”), dated the date hereof, payable to Lender in a principal amount not to exceed the sum of the Committed Amount plus the Uncommitted Amount
(b)The date, amount, and interest rate of each Loan made by Lender to Borrower, and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of the Note, noted by Lender on the grid attached to the Note or any continuation thereof, provided, that failure of Lender to make any such recordation or notation shall not affect the obligations of Borrower to make a payment when due of any amount hereunder or under the Note in respect of the Loans.
Section 2.03    Servicing Schedules and Funding Requests.
(a)On any Funding Notice Date, Borrower may request Lender to make a Loan on the related Funding Date by delivering to Lender a Borrower Funding Request no later than 3:00 p.m. (New York City time) on such Funding Notice Date which shall become irrevocable by Borrower on or

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(b)after 2:00 p.m. (New York City time) [***] prior to the related Funding Date. The amount of any Loan requested pursuant to a Borrower Funding Request shall be not greater than the related Available Loan Amount and shall not result in the Outstanding Aggregate Loan Amount exceeding the least of (i) the Borrowing Base, (ii) the sum of the Committed Amount plus the Uncommitted Amount and (iii) the Maximum Loan Amount. Lender shall have the obligation, subject to the terms and conditions of the Program Documents, to enter into Loans with an aggregate outstanding amount of up to the Committed Amount and shall have no obligation to enter into Loans with respect to the Uncommitted Amount; provided that Lender shall provide Borrower with at least [***] prior written notice before exercising its discretion to cease entering into Loans with Borrower for all or any portion the Uncommitted Amount. Unless otherwise agreed to between Lender and Borrower in writing, all outstanding Loans at any one time shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up the Uncommitted Amount. Lender shall not have the right, however, to terminate any Loans with respect to the Uncommitted Amount after the related Funding Date until the related Loan Repayment Date.
No later than [***] prior to each Funding Date (including the Initial Funding Date) where new Eligible Servicing Rights are to be added to the Collateral, Borrower shall deliver to Lender a Servicing Schedule (as of the related Cut-off Date) identifying all Eligible Servicing Rights to be pledged to Lender as Collateral under the terms and conditions of this Agreement and all Agency Obligations outstanding on the related Funding Date. Regardless of whether Borrower delivers a Borrower Funding Request during any calendar month, Borrower shall deliver to Lender or its designee (including any Person identified on Schedule 7.01(a) no later than the [***] of each month or as otherwise agreed to by Lender and Borrower (any such Business Day, the “Collateral Reporting Date”), (x) an Agency Obligations report, in a form mutually agreed to by Lender and Borrower, identifying all Agency Obligations outstanding on the date such report is submitted to Lender and (y) additional updated Servicing Schedules (as of the related Cut-off Date) with respect to all Eligible Servicing Rights that constitute the Collateral under the terms and conditions of this Agreement, which shall include all updates to the Collateral as reasonably requested by Lender since the delivery of the preceding Servicing Schedule. Notwithstanding anything contained herein to the contrary, all delivery requirements (including without limitation the Servicing Schedule) described above shall apply to each Borrower Funding Request.
In Lender’s determination of Collateral Value for any of the Eligible Servicing Rights hereunder, it shall apply the Market Value of the Eligible Servicing Rights in a related Borrowing Base Report. Any excess of the amount funded on such Loan over the Borrowing Base as reflected in the related Borrowing Base Report shall result in a Borrowing Base Deficiency as set forth in Section 2.08(b) of this Agreement.
Notwithstanding anything to the contrary contained in this Section 2.03(a), Lender shall have the right to determine Market Value at any time in its sole discretion, exercised in good faith, and deliver an updated Borrowing Base Report to Borrower, reflecting such determination at any time. For purposes of preparing each Borrowing Base Report, Lender shall calculate the Collateral Value of the Eligible Servicing Rights described in the Servicing Schedule. Upon reasonable request by the Borrower, the Lender shall, from time to time, provide reasonable information regarding the Valuation Assumptions made for purposes of its determination of Market Value in any Borrowing Base Report, as well as is necessary to demonstrate that such Market Value has been determined in accordance with the MV Criteria.

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(c)By delivering a Borrower Funding Request, Borrower represents and warrants to Lender that, after taking into account the amount of the requested Loan, all conditions precedent to such Loan specified in Section 5.02 of this Agreement have been satisfied.
Section 2.04    Borrowing Base Reports. Lender shall determine the Market Value of the Eligible Servicing Rights to be pledged as security for a Loan on each Funding Date. In connection with such determination, Borrower shall provide to Lender the most recent quarterly servicing valuation conducted by a Valuation Agent with respect to the value of Borrower’s servicing portfolio in accordance with GAAP, and shall provide such valuations on a quarterly basis (or more frequently, at Borrower’s sole discretion) upon such valuation becoming available. In addition to the foregoing, in connection with the determination of the Borrowing Base on each Funding Date, the Lender shall obtain a third party valuation by a Valuation Agent of the related Eligible Servicing Rights to be included in the Borrowing Base on such Funding Date. Notwithstanding the foregoing, Lender shall have no obligation to use any valuation obtained or delivered by Borrower as set forth above and shall have the right to determine the Market Value of the related Eligible Servicing Rights at any time in its sole discretion in accordance with the MV Criteria; provided, however, that the Borrower may request (and the Lender shall provide) reasonable information regarding the Valuation Assumptions made for purposes of its determination of Market Value in any Borrowing Base Report, as well as is necessary to demonstrate that such Market Value has been determined in accordance with the MV Criteria. For purposes of preparing each Borrowing Base Report, Lender shall calculate the Collateral Value and related Borrowing Base of the Eligible Servicing Rights described in the related Servicing Schedule and Agency Obligations report.
Section 2.05    Interest. Interest on the Loans and other amounts outstanding hereunder shall accrue daily from the Effective Date at the Interest Rate or such other rate provided for hereunder (including the Post-Default Rate, if applicable), until repaid in accordance with the applicable terms and conditions hereof. Interest shall be payable on each Monthly Settlement Date in arrears with respect to each Loan through the final day of each Interest Period (regardless of whether such day is a Business Day), such amount to be payable on each Monthly Settlement Date. Lender shall determine the Benchmark for each Loan, which may be calculated or reset on a daily basis by Lender, and provide notice of such determination to Borrower. Lender shall also calculate the amount of interest or other amounts due to be paid by Borrower from time to time hereunder (including in connection with any prepayment or repayment of Loans permitted hereunder) and shall provide a written statement thereof to Borrower at least [***] prior to the due date of such payments (or the relevant repayment or prepayment after having received a notice thereof); provided, that failure to provide such statements on a timely basis shall not relieve Borrower of the obligation to pay any interest and principal due on the applicable payment date (based upon its good faith calculation of the amount due, such amount to be promptly reconciled after receipt of a subsequent statement from Lender) and other such amounts hereunder promptly upon receipt of such statement.
Section 2.06    Increased Capital Costs. If Lender determines in its sole discretion acting in good faith that any Change in Law:
(a)shall subject Lender to any tax of any kind whatsoever with respect to this Agreement or any Loans made pursuant to it (excluding net income taxes) or change the basis of taxation of payments to Lender in respect thereof;
(b)shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Loans or extensions of credit by, or any other acquisition of funds by any office of Lender which is not otherwise included in the determination of the Benchmark hereunder; or

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(c)shall impose on Lender any other condition affecting this Agreement or the Loans hereunder;
and the result of any of the foregoing is to increase the cost to Lender, by an amount which Lender deems to be material, of effecting or maintaining Loans hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Lender shall promptly notify Borrower by delivering to Borrower a certificate with reasonable detail as to any additional amounts payable pursuant to this subsection as calculated by Lender in good faith (a “Yield Protection Notice”). Borrower shall, within [***] Days of receipt of the Yield Protection Notice, advise Lender of its intent to either terminate this Agreement (without the imposition of any form of penalty, breakage costs or exit fees (excluding all outstanding Obligations, including all unpaid fees and expenses)) or pay Lender such additional amount or amounts as will compensate Lender for such increased cost or reduced amounts receivable thereafter incurred (provided that Borrower shall only be obligated to pay those amounts pursuant to this Section 2.06 to the extent incurred by Lender (i) within [***] prior to delivery of the Yield Protection Notice to Borrower and (ii) on or after delivery of the Yield Protection Notice to Borrower). In the event that Borrower elects to terminate this Agreement in accordance with the foregoing, it shall pay the outstanding Obligations, including all unpaid fees and expenses due to Lender, within [***] of receipt of the Yield Protection Notice; provided, that if Borrower elects to terminate this Agreement, in no event shall Borrower pay (i) any increased costs specified in the Yield Protection Notice or (ii) any increased costs accrued during the [***] prior to receipt of such Yield Protection Notice. Additionally, if Borrower elects to terminate this Agreement in accordance with this Section 2.06, following such date that is [***] after receipt of the Yield Protection Notice, Borrower shall not be permitted to effect additional Loans hereunder.
If Lender shall have determined in its sole discretion acting in good faith that there is a Change in Law and such change shall have the effect of reducing the rate of return on Lender’s or such corporation’s capital to a level below that which Lender or such corporation (taking into consideration Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed in good faith by Lender to be material, then Lender shall promptly notify Borrower by delivering to Borrower a certificate with reasonable detail as to any additional amounts payable pursuant to this subsection as calculated by Lender in good faith (a “Capital Adequacy Notice”). Borrower shall, within [***] of receipt of the Capital Adequacy Notice, advise Lender of its intent to either terminate this Agreement (without the imposition of any form of penalty, breakage costs or exit fees (excluding all outstanding Obligations, including all unpaid fees and expenses)) or pay Lender such additional amount or amounts as will compensate Lender for such increased cost or reduced amounts receivable thereafter incurred (provided that Borrower shall only be obligated to pay those amounts pursuant to this Section 2.06 to the extent incurred by Lender (i) within [***] prior to delivery of the Yield Protection Notice to Borrower and (ii) on or after delivery of the Capital Adequacy Notice to Borrower). In the event that Borrower elects to terminate this Agreement in accordance with the foregoing, it shall pay the outstanding Obligations, including all unpaid fees and expenses due to Lender, within [***] of receipt of the Capital Adequacy Notice; provided, that if Borrower elects to terminate this Agreement, in no event shall Borrower pay (i) any increased costs specified in the Capital Adequacy Notice or (ii) any increased costs accrued during the [***] prior to receipt of such Capital Adequacy Notice Additionally, if Borrower elects to terminate this Agreement in accordance with this Section 2.06, following such date that is [***] after receipt of the Capital Adequacy Notice, Borrower shall not be permitted to effect additional Loans hereunder.

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If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.06, it shall promptly notify Borrower of the event by reason of which it has become so entitled. A certificate containing reasonable detail as to any additional amounts payable pursuant to this subsection submitted by Lender to Borrower shall be conclusive in the absence of manifest error.
Section 2.07    Taxes.
(a)All payments made by Borrower to Lender or a Lender assignee under this Agreement or under any Program Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which Lender is organized or of its applicable lending office, or any political subdivision thereof, all of which shall be paid by Borrower for its own account not later than the date when due. If Borrower is required by law or regulation to deduct or withhold any Taxes or Other Taxes from or in respect of any amount payable to Lender or Lender assignee, Borrower shall: (i) make such deduction or withholding; (ii) pay the full amount so deducted or withheld to the appropriate Governmental Authority in accordance with the requirements of the applicable law or regulation not later than the date when due; (iii) deliver to Lender or Lender assignee, promptly, original tax receipts and other evidence satisfactory to Lender of the payment when due of the full amount of such Taxes or Other Taxes; and (iv) pay to Lender or Lender assignee such additional amounts as may be necessary so that after making all required deductions and withholdings (including deductions and withholding applicable to additional sums payable under this Section 2.07), such Lender or Lender assignee receives, free and clear of all Taxes and Other Taxes, an amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.
(b)Borrower agrees to indemnify Lender or any Lender assignee, promptly on reasonable demand, for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes and Other Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.07, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.
(c)To the extent Lender or Lender assignee is not organized under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Lender”), such Foreign Lender shall provide Borrower whichever of the following is applicable: (i) in the case of such Foreign Lender or Foreign Lender assignee claiming the benefits of an income tax treaty to which the United States is a party, a properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E or any successor form prescribed by the IRS, certifying that such Foreign Lender is entitled to a zero percent or reduced rate of U.S. federal income withholding tax on payments made hereunder or (ii) a properly completed IRS Form W-8ECI or any successor form prescribed by the IRS, certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. Each Foreign Lender or Foreign Lender assignee will deliver the appropriate IRS form on or prior to the date on which such person becomes a Foreign Lender or Foreign Lender assignee under this Agreement. Each Foreign Lender or Foreign Lender assignee further agrees that upon learning that the information on any tax form or certification it previously delivered is inaccurate or incorrect in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so. For any period with respect to which a Foreign Lender has failed to provide Borrower with the appropriate form or other relevant document pursuant to this Section 2.07 (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Foreign Lender shall not be

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entitled to any “gross-up” of Taxes or indemnification under Section 2.07(b) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Lender, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Borrower shall take such steps as such Foreign Lender shall reasonably request to assist such Foreign Lender to recover such Taxes.
(d)Without prejudice to the survival or any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.07 shall survive the termination of this Agreement and any assignment of rights by, or the replacement of, Lender or a Lender assignee, and the repayment, satisfaction or discharge of all obligations under any Program Document. Nothing contained in this Section 2.07 shall require Lender to make available any of its tax returns or other information that it deems to be confidential or proprietary.
(e)Each party to this Agreement acknowledges that it intends, and agrees, for United States federal, state and local income and franchise tax purposes, to treat and report the Loans as indebtedness issued by Borrower secured by the Collateral and, consistent therewith, to treat and report the Collateral as assets owned by Borrower in the absence of an Event of Default by Borrower that is not cured. All parties to this Agreement hereby agree to take no action inconsistent with the tax treatment and tax reporting of the Loan and Collateral, as described above, unless and only to the extent required by applicable United States federal, state or local income or franchise tax law.
Section 2.08    Mandatory Repayment of Loans. Borrower may, at its option, prepay any Loan advanced hereunder in full or in part on any Business Day.
(a)Borrower shall repay the Outstanding Aggregate Loan Amount with respect to all Loans and all other amounts due under this Agreement in full on the Loan Repayment Date. Loans may be prepaid in accordance with the terms of Section 2.09 hereof and, to the extent prepaid, may be re-borrowed hereunder in accordance with the terms hereof (including satisfaction of all conditions precedent contained in Section 5.02).
(b)If, on any Business Day (a “Borrowing Base Shortfall Day”), Lender provides written notice to Borrower that Lender has determined in its sole discretion, exercised in good faith, consistent with its valuation practices for comparable assets in comparable facilities, based on the Borrowing Base Report most recently delivered by Lender pursuant to Section 2.04 that the Outstanding Aggregate Loan Amount on such day exceeds the lesser of (i) the Borrowing Base and (ii) the Committed Amount plus the Uncommitted Amount on such day (such circumstance, a “Borrowing Base Deficiency”), then subject to the last sentence of this paragraph, Lender shall, by notice to Borrower (a “Margin Call”), require Borrower to transfer to Lender cash, or by a Collateral Substitution approved by Lender in its sole discretion, in each case, in an amount necessary to eliminate such Borrowing Base Deficiency prior to the Margin Payment Deadline. Notwithstanding the foregoing, provided that no Default or Event of Default shall have occurred and be continuing, and provided further that the Outstanding Aggregate Loan Amount is equal to or greater than [***], Lender shall not require the Borrower to satisfy a Margin Call and no Margin Call shall be required to be made unless (A) the sum of (i) the aggregate Borrowing Base Deficiency and (ii) any Margin Deficit (as such term is defined in the Master Repurchase Facility), in each case, as of such date of determination, shall equal or exceed (B) the Margin Threshold, as determined by Lender in its reasonable, good faith discretion. Notwithstanding the foregoing, a Stop-Loss Cap Failure Borrowing Base Deficiency shall not be subject to the Margin Threshold or other provisions set forth in the preceding sentence. Any Borrowing Base Deficiency shall be cured, and the related Margin Call satisfied, in either cash or by a Collateral Substitution.

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(c) Lender may, in its sole discretion, reduce all or any portion of the Uncommitted Amount or accelerate the Loan Repayment Date of any Loans with respect to the Uncommitted Amount by providing written notice to Borrower no less than nine (9) months prior to the effective date of such reduction or acceleration. Within nine (9) months of receipt of such notice, Borrower agrees to repay the Outstanding Aggregate Loan Amount of such Loans with respect to the Uncommitted Amount then subject to the Facility and all other amounts due under this Agreement with respect to such Loans.
Section 2.09    Optional Prepayment. Borrower may, at its option, prepay any Loan advanced hereunder in full or in part on any Business Day (each an “Optional Prepayment Date”). Any such prepayment received by Lender by 1:00 p.m. (New York City time) on such Optional Prepayment Date shall be applied by Lender on such Business Day. Any such prepayment received by Lender after 1:00 p.m. (New York City time) on such Optional Prepayment Date shall be applied by Lender on the following Business Day.
Section 2.10    Determination of Interest Rate.
(a)Interest Rate. The Interest Rate of the Loan shall be based on: (i) the SOFR Rate with respect to the applicable Interest Period if the Loan is a SOFR Loan or (ii) the Alternate Rate with respect to the applicable Interest Period if the Loan is an Alternate Rate Loan.
(b)Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Program Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrower or any other party to this Agreement or any other Program Document. Lender will promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
(c)Benchmark Unavailability Period. During a Benchmark Unavailability Period, the component of the Interest Rate based on Term SOFR (or the then-current Benchmark if the Loan is then an Alternate Rate Loan) shall during such Benchmark Unavailability Period be replaced with the Prime Rate.
(d)Subject to the terms and conditions hereof, the Loan shall be either a SOFR Loan or an Alternate Rate Loan, as applicable, and Borrower shall pay interest on the outstanding principal balance of the Loan at the SOFR Rate or at the Alternate Rate, as applicable, for each day in the applicable Interest Period. Each determination by Lender of the Interest Rate shall be conclusive and binding upon Borrower for all purposes, absent manifest error. If and to the extent part of the Conforming Changes, any change in the rate of interest hereunder due to a change in the Benchmark shall become effective as of the opening of business on the first day on which such change in the Benchmark shall become effective.
(e)Effect of Benchmark Transition Event.
(i)Notwithstanding anything to the contrary herein or in any other Program Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Periodic Term SOFR Determination Day (or if the Benchmark is not the Term SOFR Reference Rate, the Determination Date for such other Benchmark) for any day in any Interest Period, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Program Document

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in respect of such determination and all determinations on all subsequent dates (without any amendment to, or further action or consent of any other party to, this Agreement).
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption, or implementation of a Benchmark Replacement, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Program Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrower or any other party to this Agreement or any other Program Document.
(iii)Lender will promptly notify Borrower of (A) the Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Conforming Changes, and/or (D) any Benchmark Unavailability Period (a “Rate Change Notice”). Any determination, decision or election that may be made by Lender pursuant to this Section 2.10, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Borrower.
(iv)Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a SOFR Loan to an Alternate Rate Loan.
(f)Disclaimer. Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to Term SOFR or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (ii) the composition or characteristics of any Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to Term SOFR (or any other Benchmark) or have the same volume or liquidity as did Term SOFR (or any other Benchmark), (iii) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 2.10 including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Conforming Changes, the delivery or non-delivery of any notices required by this Section 2.10 or otherwise in accordance herewith, and (iv) the effect of any of the foregoing provisions of this Section 2.10.
(g)Borrower Repayment. In the event that Borrower determines that either the Benchmark Replacement or the Conforming Changes are unacceptable, Borrower shall provide notice of same to Lender within [***] of receipt of the related Rate Change Notice and Borrower shall have the right to terminate this Agreement, on or prior to the date that is [***] following receipt of such Rate Change Notice (such date, the “Optional Repayment Date”), without the imposition of any form of penalty, breakage costs or exit fees. In the event that Borrower elects to terminate this Agreement in accordance with the foregoing, it shall pay the outstanding Obligations, including all unpaid fees and expenses due to Lender, on or prior to the Optional Repayment Date.
Section 2.11    Limitation on Types of Loans; Illegality. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Benchmark:

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(a)Lender determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of any Benchmark in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Loans as provided herein but that a Benchmark Transition Event has not occurred; or
(b)Lender determines, which determination shall be conclusive, that the Interest Rate is not likely to adequately cover the cost to Lender of making or maintaining Loans; or
(c)it becomes unlawful for Lender to make or maintain Loans hereunder using such Benchmark;
    then Lender shall give Borrower prompt notice thereof and, so long as such condition remains in effect, (i) Lender shall not make additional Loans unless, in the case of clauses (a) and (b), Borrower agrees to pay to Lender, a rate per annum as determined by Lender which in the case of clause (b), shall take into account the increased cost to Lender of making and maintaining the Loans and using an index rate comparable to that used by Lender in connection with other comparable facilities provided by Lender, and (ii) Borrower shall, at its option, either prepay any existing Loans or pay interest to Lender on such Loans at a rate per annum as determined by Lender (which in the case of clause (b) shall take into account the increased cost to Lender of making and maintaining the Loans) and using an index rate comparable to that used by Lender in connection with other comparable facilities provided by Lender.
3.PAYMENTS AND COMPUTATIONS
Section 3.01     Payments and Computations, Etc. Unless otherwise expressly stated herein, all amounts to be paid or deposited hereunder shall be paid or deposited in accordance with the terms hereof no later than 5:00 p.m. (New York time) on the day when due in lawful money of the United States of America in same day funds.
(a)Borrower shall, to the extent permitted by law, pay interest on all amounts (including principal, interest and fees) due but not paid on the date such payment is due hereunder as provided herein, for the period from, and including, such due date until, but excluding, the date paid, at the Post-Default Rate, payable on demand; provided, however that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law.
(b)All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable.
(c)Borrower agrees that the principal of and interest on the Loans shall be a recourse obligation of Borrower.
(d)All payments made by Borrower under this Agreement shall be made without set-off or counterclaim.
4.SECURITY INTEREST
Section 4.01     Security Interest. As security for the prompt payment and performance of all of its Obligations, Borrower hereby assigns and pledges to Lender, and grants a security interest, subject to

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the interests of Fannie Mae and Freddie Mac as set forth in Section 4.02 and in the related Acknowledgement Agreement, but only to the extent that a related Acknowledgment Agreement has been executed, to Lender, all of Borrower’s right, title and interest, in, to, and under, whether now owned or hereafter acquired, in all of the following, whether now or hereafter existing and wherever located: (i) the Pledged Servicing Rights whether or not yet accrued, earned due or payable as well as all other present and future rights and interests of Borrower in such Pledged Servicing Rights, (ii) the Servicing Contracts and all rights and claims thereunder solely to the extent related to the Pledged Servicing Rights, (iii) all books and records, including, computer disks and other records or physical or virtual data or information, relating to the foregoing (but specifically excluding all servicing systems, computer programs, hardware, and other information and assets of Borrower not exclusively relating to the Collateral), (iv) each Controlled Account and all amounts on deposit therein, and (v) all monies due or to become due with respect to the foregoing and all proceeds of the foregoing (collectively, the “Collateral”); provided that Borrower shall not assign or pledge to Lender, or grant a security interest in Borrower’s right, title and interest, in, to or under any right of Borrower to reimbursement for any servicing advances (P&I, taxes or insurance escrows, corporate or otherwise) related to Servicing Rights subject to any Servicing Contract.
Borrower acknowledges and agrees that its rights with respect to the Collateral (including without limitation, any security interest Borrower may have in the Collateral and any other collateral granted by Borrower to Lender pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Lender hereunder.
Borrower agrees to keep computer records of the interests granted to Lender hereunder. For the avoidance of doubt, it is acknowledged and agreed by Borrower that the grant of a security interest by Borrower to Lender in any Collateral shall not be released or otherwise affected solely due to the fact that any Collateral is not Eligible Servicing Rights or that the Market Value thereof is zero dollars or is reduced, including if it is reduced to zero dollars, at any time.
Section 4.02    Subordination of Pledge of Eligible Servicing Rights . Notwithstanding anything to the contrary in this Agreement or any of the other Program Documents, the security interest of Lender created hereby with respect to the Pledged Servicing Rights is subject to the following provision to be included in each financing statement filed in respect hereof:
For Fannie Mae Servicing Rights: The security interest described herein is subordinate to all rights of Fannie Mae under (i) the terms of an Acknowledgment Agreement, with respect to the security interest among Fannie Mae, Rocket Mortgage, LLC (the “Debtor”) and Citibank, N.A., and (ii) the Mortgage Selling and Servicing Contract, the Fannie Mae Selling Guide, the Fannie Mae Servicing Guide and all supplemental servicing instructions or directives provided by Fannie Mae, all applicable master agreements, recourse agreements, repurchase agreements, indemnification agreements, loss-sharing agreements, and any other agreements between Fannie Mae and the Debtor, and all as amended, restated or supplemented from time to time (collectively, the “Fannie Mae Lender Contract”), which rights include the right of Fannie Mae to terminate the Fannie Mae Lender Contract with or without cause and the right to sell, or have transferred, the Servicing Rights.
For Freddie Mac Servicing Rights: The security interest publicized or perfected by this financing statement is subject and subordinate in each and every respect (a) to all rights, powers and prerogatives of the Federal Home Loan Mortgage Corporation (“Freddie Mac”) under and in connection with the Purchase Documents, as that term is defined in the Freddie Mac Single-Family Seller/Servicer Guide, which rights include, without limitation, the right of Freddie Mac to disqualify (in whole or in part) the debtor named herein as an approved Freddie Mac Seller/Servicer, with or without cause, and the right to terminate (in whole or in part) the unitary, indivisible master servicing contract and to transfer and sell all

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or any portion of said servicing contract rights, as provided in the Purchase Documents; and (b) to all claims of Freddie Mac arising out of or relating to any and all breaches, defaults and outstanding obligations of the debtor to Freddie Mac
Section 4.03    Authorization of Financing Statements. At any time and from time to time, upon the written request of Lender, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Lender may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Collateral and the liens created hereby. Borrower also hereby authorizes Lender to file any such financing or continuation statement to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction. This Agreement shall constitute a security agreement under applicable law.
Borrower shall not (i) change its name or corporate structure (or the equivalent), or (ii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given Lender at least [***] prior written notice thereof and shall have delivered to Lender all Uniform Commercial Code financing statements and amendments thereto as Lender shall request and taken all other actions deemed reasonably necessary by Lender to continue its perfected status in the Collateral with the same or better priority.

Section 4.04    Lender’s Appointment as Attorney In Fact.
(a)Borrower hereby irrevocably constitutes and appoints Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower and in the name of Borrower or in its own name, from time to time in Lender’s discretion, if an Event of Default, shall have occurred and be continuing, for the purpose of protecting, preserving and realizing upon the Collateral, carrying out the terms of this Agreement (or any Servicing Contracts), to take any action on behalf of Borrower pursuant to the Acknowledgement Agreements and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to protect, preserve and realize upon the Collateral, accomplish the purposes of this Agreement (or any Servicing Contracts) to the extent such actions are permitted to be taken by Lender under any Acknowledgement Agreement, and filing such financing statement or statements relating to the Collateral as Lender at its option may deem appropriate and, without limiting the generality of the foregoing, Borrower hereby gives Lender the power and right, on behalf of Borrower, without assent by, but with notice to, Borrower, if an Event of Default shall have occurred and be continuing, to do the following (subject to limitations contained in any Acknowledgement Agreement):
(i)in the name of Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Lender for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Collateral whenever payable;
(ii)(A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to Lender or as Lender shall direct; (B) to ask or demand for, collect, receive payment of and

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receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Lender may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Lender were the absolute owner thereof for all purposes, and to do, at Lender’s option and Borrower’s expense, at any time, or from time to time, all acts and things which Lender deems necessary to protect, preserve or realize upon the Collateral and Lender’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Borrower might do; and
(iii)perform or cause to be performed, Borrower’s obligations under any Servicing Contract to the extent permitted by the related Acknowledgement Agreement.
Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable but shall terminate upon release of Lender’s security interest as provided in Section 4.05. This power of attorney shall not revoke any prior powers of attorney granted by Borrower. In addition to the foregoing, Borrower agrees to execute a Power of Attorney to be delivered on the date hereof. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Event of Default hereunder.
(b)Borrower also authorizes Lender, if an Event of Default shall have occurred and be continuing, to execute, in connection with the sale provided for in Section 8.02(b) hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; provided that the exercise of such powers are in accordance with the Acknowledgement Agreements.
(c)The powers conferred on Lender are solely to protect Lender’s interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither Lender nor any of its officers, directors, or employees shall be responsible to Borrower for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct; provided that Lender shall exercise such powers only in accordance with the Acknowledgement Agreements.
(d)If Borrower fails to perform or comply with any of its agreements contained in the Program Documents and Lender may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of Lender incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by Borrower to Lender on demand and shall constitute Obligations.

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(e)All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.
(f)Lender’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Lender deals with similar property for its own account. Neither Lender nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Borrower or otherwise.
Section 4.05    Release of Security Interest. Upon termination of this Agreement and repayment to Lender of all Obligations and the performance of all obligations under the Program Documents, Lender shall release its security interest in any remaining Collateral by executing and delivering a release of security interest in the form of Exhibit 4.05 attached hereto; provided that if any payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower, or upon or as a result of the appointment of a receiver, intervener or conservator of, or a trustee or similar officer for Borrower or any substantial part of its Property, or otherwise, this Agreement, all rights hereunder and the Liens created hereby shall continue to be effective, or be reinstated, until such payments have been made.
    Lender shall, upon (a) [***], with respect to a Collateral Substitution or (b) [***], in all other instances, advance written request from Borrower, release its interest in a pool of Pledged Servicing Rights; provided, however, that (i) prior to such release, Lender shall have been paid the full amount of any Loans outstanding and any accrued interest and other Obligations hereunder with respect to such Pledged Servicing Rights, or (ii) such removal will not result in a Borrowing Base Deficiency (due to excess Collateral Value and/or due to a substitution of Eligible Assets approved by Lender in its sole discretion (a “Collateral Substitution”)). Notwithstanding the foregoing, Lender shall have no obligation to release any Collateral hereunder to the extent (a) any Default or Borrowing Base Deficiency has occurred and is continuing or (b) such release would result in a (i) Borrowing Base Deficiency or (ii) a Default.
5.CONDITIONS PRECEDENT
Section 5.01    As conditions precedent to the initial Loan, Lender shall have received on or before the date on which such initial Loan is consummated the following, in form and substance satisfactory to Lender and duly executed by each party thereto (as applicable):
(a)Program Documents. The Program Documents (other than the Account Control Agreement), duly executed and delivered by Borrower thereto and being in full force and effect, free of any modification, breach or waiver.
(b)Organizational Documents. An Officer’s Certificate in a form acceptable to Lender together with a good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of Borrower, in each case, dated as of a recent date, but in no event more than [***] prior to the date of such initial Loan and resolutions or other corporate authority for Borrower with respect to the execution, delivery and performance of the Program Documents and each other document to be delivered by Borrower from time to time in connection herewith (and Lender may conclusively rely on such certificate until

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it receives notice in writing from Borrower, as the context may require to the contrary).
(c)Incumbency Certificate. An incumbency certificate of the secretary of Borrower certifying the names, true signatures and titles of Borrower’s respective representatives duly authorized to request Loans hereunder and to execute the Program Documents and the other documents to be delivered thereunder;
(d)Legal Opinion. Such opinions of counsel to Borrower as Lender may require in its sole discretion as to corporate and enforceability issues, perfection and priority of security interest and Investment Company Act issues.
(e)Filings, Registrations, Recordings. (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of Lender, a perfected, first-priority security interest in the Eligible Servicing Rights and related Collateral, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if Lender determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; and (ii) Uniform Commercial Code lien searches, dated as of a recent date, in no event more than [***] prior to the date of such initial Loan, in such jurisdictions as shall be applicable to Borrower and the Eligible Servicing Rights and related Collateral, the results of which shall be satisfactory to Lender.
(f)Fees and Expenses. Lender shall have received all fees and expenses required to be paid by Borrower on or prior to the Initial Funding Date, which fees and expenses may be netted out of any purchase proceeds paid by Lender hereunder.
(g)Financial Statements. Lender shall have received the financial statements referenced in Section 7.01(a).
(h)Consents, Licenses, Approvals, etc. Lender shall have received copies certified by Borrower of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Borrower of, and the validity and enforceability of, the Program Documents, which consents, licenses and approvals shall be in full force and effect.
(i)Insurance. Lender shall have received evidence in form and substance satisfactory to Lender showing compliance by Borrower as of such Initial Funding Date with Section 7.01(r) hereof.
(j)No Notice that Could Result in a Material Adverse Effect. Neither Borrower nor any Subservicer has received any notice by any Agency or Government Authority that could reasonably be expected to have a Material Adverse Effect on any of Borrower, the Subservicer or any Pledged Servicing Rights;

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(k)Power of Attorney. Borrower shall have delivered a power of attorney with respect to the powers described in Section 4.04 in a form acceptable to Lender.
(l)Other Documents. Lender shall have received such other documents as Lender or its counsel may reasonably request.
Section 5.02    The obligation of Lender to enter into each Loan with respect to the Committed Amount pursuant to this Agreement (including the initial Loan and including, any automatic continuation of a Loan upon the conclusion of an Interest Period) is subject to the further conditions precedent set forth below, both immediately prior to making any Loan and also after giving effect thereto and to the intended use thereof. Lender has no obligation to make any Loan on account of the Uncommitted Amount, however, to the extent Lender elects to do so, such Loan is subject to the conditions precedent set forth below, both immediately prior to making such Loan and also after giving effect thereto and to the intended use thereof:
(a)No Default or Event of Default shall have occurred and be continuing.
(b)Both immediately prior to making such Loan and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties made by Borrower in Section 6 hereof, and in each of the other Program Documents, shall be true and complete on and as of the Funding Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
(c)If the Loan is with respect to the Committed Amount, the Outstanding Aggregate Loan Amount then subject to the Facility with respect to the Committed Amount, when added to the amount of the requested Loan with respect to the Committed Amount, shall not exceed the Committed Amount as of such date. If the Loan is with respect to the Uncommitted Amount, the Outstanding Aggregate Loan Amount then subject to the Facility with respect to the Uncommitted Amount, when added to the amount of the requested Loan with respect to the Uncommitted Amount, shall not exceed the Uncommitted Amount as of such date.
(d)The making of such Loan, and the application of the proceeds thereof, shall not result in the Outstanding Aggregate Loan Amount exceeding the lesser of (i) the Borrowing Base or (ii) the sum of the Committed Amount plus the Uncommitted Amount;
(e)Subject to Lender’s right to perform one or more Due Diligence Reviews pursuant to Section 30 hereof, Lender shall have completed its Due Diligence Review of such documents, records, agreements, instruments or information relating to the Collateral as Lender in its reasonable discretion deems appropriate to review and such review shall be satisfactory to Lender in its reasonable discretion.

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(f)Lender or its designee shall have received on or before the Funding Date with respect to any Loan (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Lender and (if applicable) duly executed:
(a)    a duly executed copy of the Borrower Funding Request for such Loan in accordance with Section 2.03; and
(b)    (i) with respect to the Initial Borrower Funding Request, the initial Servicing Schedule and an Agency Obligations report with respect to all Collateral to be pledged on the initial Funding Date; and
(ii) with respect to any subsequent Borrower Funding Request, an updated Servicing Schedule with respect to all Collateral to be pledged on the related Funding Date on or prior to time required by Section 2.03.
(g)None of the following shall have occurred and be continuing:
(i)an event or events resulting in the inability of Lender to finance assets with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events or a material adverse change in the financial condition of Lender which affects (or can reasonably be expected to affect) materially and adversely the ability of Lender to fund its obligations under or otherwise comply with the terms of this Agreement; or
(ii)any other event beyond the control of Lender which Lender reasonably determines would likely result in Lender’s inability to perform its obligations under this Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing;
provided that (x) Lender shall not invoke subclause (A) or subclause (B) with respect to Borrower unless Lender generally invokes similar clauses contained in other similar agreements between Lender and other persons, and involving substantially similar assets and (y) Lender shall base its decision to invoke subclause (A) and/or subclause (B) on factors it deems relevant in its good faith discretion, which may include its assessment of objective factors ascertainable by it in the market and are shared with Borrower at Borrower’s request.
(h)Lender shall have determined that all actions necessary or, in the good faith, reasonable opinion of Lender, desirable to maintain Lender’s perfected interest in the Collateral have been taken, including, without limitation, duly filed Uniform Commercial Code financing statements on Form UCC-1.

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(i)Borrower shall have paid to Lender all fees and expenses then due and payable to Lender in accordance with this Agreement and any other Program Document.
(j)At the time immediately prior to making a new Loan, no Margin Call has remained unpaid, (i) if Lender delivered such Margin Call on or prior to 10:00 a.m. (New York City time) on such Funding Date, as of the close of business on such Funding Date, or (ii) if Lender delivered such Margin Call after 10:00 a.m. (New York City time) on such Funding Date, for [***] following delivery of notice of such Margin Call.
(k)To the extent that Lender has consented to the appointment of any Subservicer other than Borrower, (i) Lender shall have approved such Subservicer and the related subservicing agreement in writing, and (ii) Borrower and Lender shall have executed a Subservicer Acknowledgment Letter to reflect the addition of such Subservicer.
(l)To the extent that a Stop-Loss Cap Failure has occurred and is continuing, (i) Borrower shall have delivered to Lender an updated Agency Obligations report in accordance with Section 7.01(p), (ii) Lender shall have recalculated the Borrowing Base based on such updated Agency Obligations report and (iii) any resulting Borrowing Base Deficiency has been cured.
(m)The Account Control Agreement duly executed and delivered by Borrower thereto and being in full force and effect, free of any modification, breach or waiver, along with such opinions of counsel to Borrower as Lender may require in its sole discretion as to corporate and enforceability issues and perfection of security interest in connection with such Account Control Agreement.
Lender shall notify Borrower as soon as practicable on a Funding Date if any of the conditions in this Section 5 have not been satisfied and Lender is not making the related Loans.

Section 5.03    It shall be a condition precedent of both the Lender and the Borrower entering into any transactions hereunder concerning Servicing Rights or other Collateral relating to Mortgage Loans owned by Freddie Mac that the parties shall have first entered into the applicable Acknowledgment Agreement and Intercreditor Agreement with Freddie Mac (the “Freddie Mac Conditions”). For the avoidance of doubt, and notwithstanding language herein to the contrary, no such assets may be pledged hereunder, nor restricted by the terms hereof, until the Freddie Mac Conditions have been satisfied. The parties hereto acknowledge that the provisions of this Agreement have been negotiated to include reference to Freddie Mac for convenience only, and that such verbiage is not intended to be effective until the Freddie Mac Conditions are met, at which time such provisions shall be in full force and effect and the applicable Servicing Rights or other Collateral may become subject to this Agreement.

6.REPRESENTATIONS AND WARRANTIES
Section 6.01    Representations and Warranties of Borrower. Borrower represents and warrants to Lender that throughout the term of this Agreement:
(a)Existence. Borrower (a) is a limited liability company validly existing and in good standing under the laws of the State of Michigan, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely have a Material Adverse Effect, (c)

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is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law.

(b)Financial Condition. Borrower has heretofore furnished to Lender a copy of its audited consolidated balance sheets as at December 31, 2021, with the opinion thereon of Ernst & Young LLP, a copy of which has been provided to Lender. Borrower has also heretofore furnished to Lender the related consolidated statements of income, of changes in Shareholders’ Equity and of cash flows for the year ended December 31, 2021. All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of Borrower and its Subsidiaries and the consolidated results of their operations for the year ended on said date, all in accordance with GAAP.

(c)Litigation. Except as set forth in Schedule 6.01(c), there are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against Borrower or any of its Subsidiaries or Subservicer or affecting any of their property before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to result in a decrease in excess of [***] of Borrower’s Adjusted Tangible Net Worth, or (ii) which challenges the validity or enforceability of any of the Program Documents.

(d)No Breach. Neither (a) the execution and delivery of the Program Documents, nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will result in a breach of the charter or by-laws (or equivalent documents) of Borrower, or violate any applicable law, rule or regulation, or violate any order, writ, injunction or decree of any Governmental Authority applicable to Borrower, or result in a breach of other material agreement or instrument to which Borrower, or any of its Subsidiaries, is a party or by which any of them or any of their property is bound or to which any of them or their property is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Agreement) result in the creation or imposition of any Lien upon any property of Borrower or any of its Subsidiaries, pursuant to the terms of any such agreement or instrument.

(e)Action. Borrower has all necessary limited liability company power, authority and legal right to execute, deliver and perform its obligations under each of the Program Documents to which it is a party; the execution, delivery and performance by Borrower of each of the Program Documents to which it is a party has been duly authorized by all necessary limited liability company action on its part; and each Program Document has been duly and validly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

(f)Approvals. No authorizations, approvals, consents of, and no filings or registrations with, Governmental Authority or any other Person, including Fannie Mae, Freddie Mac, HUD or Ginnie Mae, is required for Borrower’s or Subservicer's due execution, delivery or performance of any Program Document to which it is a party or for the legality, validity or enforceability thereof, except for (i) consents that have been obtained in connection with transactions contemplated by the Program Documents, including consents obtained from Freddie Mac and Fannie Mae pursuant to the Acknowledgment Agreements, (ii) filings to perfect the security interest created by this Agreement, and (iii) consents and approvals that may be required by Fannie Mae, Freddie Mac, HUD or Ginnie Mae from time to time after the Effective Date.

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(g)Taxes. Borrower and its Subsidiaries have filed all federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Borrower, adequate. Any taxes, fees and other governmental charges payable by Borrower in connection with a Loan and the execution and delivery of the Program Documents have been or will be paid when due. There are no Liens for Taxes, except for statutory liens for Taxes not yet delinquent.

(h)Investment Company Act. Neither Borrower nor any of its Subsidiaries are required to register as (or will be required to register after giving effect to the transactions under this Agreement) an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act. Borrower (i) has been structured so as not to constitute, and is not a “covered fund” for purposes of Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Volcker Rule”), and (ii) is relying upon an exception or exemption from the registration requirements of the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act.

(i)No Legal Bar. The execution, delivery and performance of this Agreement, the other Program Documents, the sales hereunder and the use of the proceeds thereof will not violate any Requirement of Law applicable to Borrower or Contractual Obligation of Borrower or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien (other than the Liens created hereunder) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

(j)Compliance with Law. Except as set forth in Schedule 6(j), no practice, procedure or policy employed or proposed to be employed by Borrower in the conduct of its business violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect with respect to Borrower.

(k)No Default. Neither Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

(l)Chief Executive Office; Chief Operating Office; Jurisdiction of Incorporation. Borrower’s chief executive and chief operating office on the Effective Date are located at 1050 Woodward Avenue, Detroit, Michigan 48226. Borrower’s jurisdiction of formation on the Effective Date is Michigan.

(m)Location of Books and Records. The location where Borrower keeps its books and records including all computer tapes and records relating to the Collateral is its chief executive office or chief operating office.

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(n)True and Complete Disclosure. The information, reports, financial statements, exhibits, schedules and certificates furnished in writing by or on behalf of Borrower to Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Borrower to Lender in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.

(o)Financial Covenants. Borrower is in compliance with the Financial Covenants.

(p)ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Plan, and, to the knowledge of Borrower, each Multiemployer Plan, is in compliance in all respects with, and has been administered in all respects in compliance with, the applicable provisions of ERISA, the Code and any other federal or state law, (ii) no Plan has incurred any “accumulated funding deficiency” as defined in Section 412(a) of the Code and Section 302(a)(2) of ERISA, whether or not waived, and Borrower and each ERISA Affiliate have met all applicable minimum funding requirements under Section 412 of the Code and Section 302 of ERISA in respect of each Plan, (iii) none of Borrower or any of its Subsidiaries has any expense for providing medical or health benefits to any of its respective former employees as an employer, other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law at no cost to the employer (collectively, “COBRA”), (iv) no liability under Sections 4062, 4063, 4064, or 4069 of ERISA has been incurred or is expected by Borrower or any ERISA Affiliate to be incurred with respect to any Plan and (v) neither Borrower, nor any ERISA Affiliate, has incurred or reasonably expects to incur any withdrawal liability as a result of a complete or partial withdrawal from a Multiemployer Plan.

(q)Reserved.

(r)No Burdensome Restrictions. No change in any Requirement of Law or Contractual Obligation of Borrower or any of its Subsidiaries after the date of this Agreement has a Material Adverse Effect.

(s)Subsidiaries. All of the Subsidiaries of Borrower are listed on Schedule 6.01(s) to this Agreement.

(t)No Adverse Selection. Borrower has used no selection procedures that identified the Collateral as being less desirable or valuable than other comparable Collateral owned by Borrower.

(u)Borrower Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Loan, the fair value of the assets of Borrower is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Borrower in accordance with GAAP) of Borrower and Borrower is and will be solvent, is and will be able to pay its debts as they mature and, after giving effect to the transactions contemplated by this Agreement and the other Program Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its business and perform its obligations. Borrower does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Borrower is not contemplating the

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commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Borrower or any of its assets. Borrower is not transferring any Loans with any intent to hinder, delay or defraud any of its creditors.

(v)No Broker. Borrower has not dealt with any broker, investment banker, agent, or other person, except for Lender, who may be entitled to any commission or compensation in connection with the transactions pursuant to this Agreement, or if Borrower has dealt with any broker, investment banker, agent, or other person, except for Lender, who may be entitled to any commission or compensation in connection with the transactions pursuant to this Agreement, such commission or compensation shall have been paid in full by Borrower.

(w) Agency Approvals. Borrower has all requisite Approvals and is in good standing with each Agency and HUD, to the extent necessary to conduct its business as then being conducted, with no event having occurred which would make Borrower unable to comply with the eligibility requirements for maintaining all such applicable Approvals.

(x)Fannie Mae/Freddie Mac/Ginnie Mae/HUD. Borrower is a seller/servicer approved by and has all consents and licenses necessary to originate and service loans on behalf of Fannie Mae, Ginnie Mae, HUD and Freddie Mac, in good standing to originate and service mortgages and has remained at all times in material compliance with the guidelines of Fannie Mae, Ginnie Mae, HUD and Freddie Mac to the extent applicable to it and has not been suspended as a mortgagee or servicer by Fannie Mae, Ginnie Mae, HUD or Freddie Mac on and after the date on which Borrower first obtained such approval from Fannie Mae, Ginnie Mae, HUD or Freddie Mac, as applicable. Neither Borrower nor any Subservicer is under review or investigation (other than routine reviews and investigations in the ordinary course of business) or has knowledge of imminent or future investigations (other than routine reviews and investigations in the ordinary course of business), by Fannie Mae, Ginnie Mae, HUD or Freddie Mac on and after the date on which Borrower or Subservicer became a Fannie Mae, Ginnie Mae, HUD or Freddie Mac approved seller/servicer or lender, as the context may require.

(y)No Adverse Actions. Neither Borrower nor Subservicer has received a notice from any of Fannie Mae, Freddie Mac or Ginnie Mae indicating any adverse fact or circumstance in respect of Borrower or Subservicer which adverse fact or circumstance would reasonably be expected to entitle any of Fannie Mae, Freddie Mac, and Ginnie Mae, as the case may be, to terminate Borrower as an approved seller/servicer (as applicable) or Subservicer with cause or with respect to which such adverse fact or circumstance has caused any of Fannie Mae, Freddie Mac, or Ginnie Mae to threaten to terminate Borrower or Subservicer in such notice.

(z)Servicing. Borrower has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices. Each Mortgage Loan has been serviced in all material respects in accordance with all applicable laws and Accepted Servicing Practices.

(aa)No Reliance. Borrower has made its own independent decisions to enter into the Program Documents and make each Loan and as to whether such Loan is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Borrower is not relying upon any advice from Lender as to any aspect of the Loans, including without limitation, the legal, accounting or tax treatment of such Loans.

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(bb)Plan Assets. Borrower is not an employee benefit plan as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, or a plan described in and subject to Section 4975 of the Code, or an entity whose assets constitute “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, and transactions under this Agreement by or with Borrower are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to, governmental plans (within the meaning of Section 3(32) of ERISA) or church plans (within the meaning of Section 3(33) of ERISA) that are invested in Borrower.

(cc)USA Patriot Act; OFAC. Neither Borrower, nor any of their Affiliates, is a Prohibited Person and Borrower is in full compliance with all applicable orders, rules, regulations and recommendations of OFAC. Neither Borrower nor any of their members, directors, executive officers, parents or Subsidiaries: (1) is subject to U.S. or multilateral economic or trade sanctions currently in force; (2) is owned or controlled by, or acts on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions currently in force; (3) is a Prohibited Person or is otherwise named, identified or described on any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. Persons may not conduct business, including but not limited to lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State. Borrower has established an anti-money laundering compliance program as required by all applicable anti-money laundering laws and regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”) (collectively, the “Anti-Money Laundering Laws”).

(dd)Anti-Money Laundering. The operations of Borrower and each of its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable Anti-Money Laundering Laws of all jurisdictions where Borrower or any of its Subsidiaries conduct business, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Borrower or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of Borrower, threatened.

(ee)Non-Exempt Person. Borrower is not a Non-Exempt Person.

(ff)Anti-Money Laundering/International Trade Law Compliance. As of the date of this Agreement, and at all times until this Agreement has been terminated and all Obligations hereunder have been paid in full: (A) no Covered Entity (1) is a Sanctioned Person; (2) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (3) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (4) engages in any dealings or transactions prohibited by any Anti-Terrorism Law; (B) the proceeds of any Program Document will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law; (C) the funds used to pay Servicer or Lender are not derived from any unlawful activity; and (D) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any Requirements of Law, including but not limited to any Anti-Terrorism Laws. Borrower covenants and agrees that it shall immediately notify Lender in writing upon the occurrence of a Reportable Compliance Event.

(gg)Assessment and Understanding. Borrower is capable of assessing the merits of (on its own behalf or through independent professional advice), and understands and accepts, the terms,

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conditions and risks associated with this Agreement and the Loans associated therewith. In addition, Borrower is capable of assuming and does assume the risks of this Agreement, the other Program Documents and the Loans associated herewith and therewith.

(hh)Status of Parties. Borrower agrees that Lender is not acting as a fiduciary for Borrower or as an advisor to Borrower in respect of this Agreement, the other Program Documents or the Loans associated therewith.

(ii)Borrower’s Existing Financing Facilities. As of the date hereof, each of Borrower’s financing facilities currently in place for the financing of any mortgage servicing rights (other than the Collateral) or servicing advances owned by Borrower are listed in detail on Schedule 6.01(ii) attached hereto. Borrower shall provide any updates to Schedule 6.01(ii) to Lender at the time it delivers each monthly Compliance Certificate hereunder.

(jj)Margin Regulations. No Borrower is nor will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.

(kk)Agency Set Off Rights. Except with respect to any matter for which Borrower provides notice to Lender pursuant to Section 7.01(f), Borrower has no actual notice, including any notice received from any Applicable Agency, or any reason to believe, that, other than in the normal course of Borrower’s business, any circumstances exist that would result in Borrower being liable to any Applicable Agency for any amount due that would reasonably be expected to have a Material Adverse Effect by reason of: (i) any breach of servicing or subservicing obligations or breach of mortgage selling warranty to such Applicable Agency under any Servicing Contract or any other similar contracts relating to Borrower’s servicing or subservicing portfolio (including without limitation any unmet mortgage repurchase obligation), (ii) any unperformed obligation with respect to mortgages in an MBS pool that Borrower is servicing is subservicing for an Applicable Agency under the regular servicing or subservicing option or other mortgages subject to recourse agreements, (iii) any loss or damage to any Applicable Agency by reason of any inability to transfer to a purchaser of the Servicing Rights Borrower’s selling and servicing subservicing representations, warranties and obligations, as well as any existing MBS recourse (regular servicing option) obligations, or other recourse obligations, and (iv) any other unmet obligations to an Applicable Agency under any Servicing Contract or to any other Person under any other servicing contract relating to Borrower’s servicing portfolio.
(ll)Use of Subservicers. Borrower shall not use a subservicer, other than the Subservicer, with respect to any Mortgage Loan without Lender’s prior written consent and unless such Subservicer is approved to subservice by an Applicable Agency. Borrower shall provide prior notice to Lender with respect to the use of any subservicer other than Borrower or a change in Subservicer with respect to the Mortgage Loans.

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(mm)Agency Consent. Borrower shall provide written notice to Lender immediately upon knowledge of any revocation or threatened revocation of an Applicable Agency’s consent to the transactions under, or any termination of, any Other Facility Acknowledgment Agreement.
Section 6.02    Representations Concerning the Collateral. Borrower represents and warrants to Lender that as of each day that a Loan is outstanding pursuant to this Agreement:
(a)Borrower has not assigned, pledged, conveyed, or encumbered any Collateral to any other Person or any right to any Collateral to any Person (including without limitation any right to control or transfer or otherwise effectuate any remedy relating to any Collateral), and immediately prior to the pledge of any such Collateral, Borrower was the sole owner of such Collateral and had good and marketable title thereto (subject to the rights of the related Applicable Agency with respect to the related Servicing Rights), free and clear of all Liens, and no Person, other than Lender has any Lien on any Collateral. No Pledged Servicing Rights are related to Mortgage Loans owned or financed by a third-party (including without limitation any Subsidiary of Borrower) other than the Applicable Agency pursuant to the related Acknowledgement Agreement, and no Person has any interest in any Eligible Servicing Rights or any related Mortgage Loans, other than Lender, Borrower or the related Applicable Agency pursuant to the related Acknowledgement Agreement (including without limitation any right to control or transfer or otherwise effectuate any remedy relating to any Eligible Servicing Rights).

(b)The provisions of this Agreement are effective to create in favor of Lender a valid security interest in all right, title, and interest of Borrower in, to and under the Collateral, subject only to the interests of the related Applicable Agency.

(c)All information concerning all Servicing Rights set forth on the Servicing Schedule and Agency Obligations report pursuant to which such Servicing Rights were, are or will be (as applicable) pledged to Lender will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading as of the date of delivery of such Servicing Schedule or Agency Obligations report, as applicable.

(d)Upon the filing of financing statements on Form UCC-1 naming Lender as “Secured Party” and Borrower as “Debtor”, and describing the Collateral, in the appropriate jurisdictions, Lender has a duly perfected first priority security interest under the UCC in all right, title, and interest of Borrower in, to and under, subject to the interests of the related Applicable Agency, the Servicing Rights.

(e)Subject to the rights of each Applicable Agency as set forth in Section 4.02 and in the related Acknowledgement Agreement, Borrower is the legal and beneficial owner of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Program Documents.
(f)Each applicable Acknowledgment Agreement (following execution thereof) is in full force and effect and neither Fannie Mae nor Freddie Mac has provided written notice to Borrower that the Applicable Agency will terminate, revoke, modify or amend the related Acknowledgement Agreement or its consent to the pledge of the Pledged Servicing Rights by Borrower to Lender.

(g)In connection with any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by Borrower or any of its Subsidiaries on the one hand and any third party (including any of its Subsidiaries but excluding Lender or any Affiliate of Lender) on the other, including without limitation, any other facility for the funding of servicing advances, no such third party has the right pursuant to the terms of such repurchase agreement,

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loan and security agreement or similar credit facility or agreement, to cause Borrower to terminate, rescind, cancel, pledge, hypothecate, liquidate or transfer any of the Collateral.
7.COVENANTS OF BORROWER
Section 7.01    Affirmative Covenants of Borrower. Borrower covenants and agrees with Lender as so long as any Loan is outstanding and until all Obligations have been paid in full:
(a)Financial Statements and Other Information; Financial Covenants. Subject to the provisions of Section 29 hereof, Borrower shall deliver to Lender:
(i)As soon as available and in any event within [***] days after the end of each of the first three quarterly fiscal periods of each fiscal year of Borrower, a certification in the form of Exhibit A attached hereto to the attention of [***] together with the unaudited consolidated balance sheet of Borrower and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, and of cash flows for Borrower and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Borrower, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Borrower and its Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end adjustments and the absence of footnotes);
(ii)As soon as available and in any event within [***] after the end of each fiscal year of Borrower, the consolidated balance sheet of Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and of cash flows for Borrower and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year and including all footnotes thereto, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Borrower and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP;
(iii)Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of Borrower or Subservicer (including but not limited to any information regarding any repurchase and indemnity requests or demands made upon Borrower by any third party investors (including any Agency) as Lender may reasonably request;
(iv)At the time Borrower furnishes each set of financial statements pursuant to paragraphs (i) or (ii) above, Borrower shall provide its most recent report on its internal quality control program that evaluates and monitors, on a regular basis, the overall quality of its loan origination and servicing activities and that: ensures that the Loans are serviced in accordance with Accepted Servicing Practices; guards against dishonest, fraudulent, or negligent acts; and guards against errors and omissions by officers, employees, or other authorized persons;

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(v)Within [***] calendar days after the end of each fiscal year of Borrower, Borrower shall deliver or have delivered to Lender a written statement of a public accountant attesting to Borrower’s assessment of its compliance with the servicing criteria set forth in Section 1122(d) of Securities and Exchange Commission regulation AB (17 C.F.R. Section 229.1122(d) (a “Reg AB Compliance Certificate”); provided, however, that Borrower shall have no obligation to provide a Reg AB Compliance Certificate to Lender until such time that Borrower complies with the applicable servicing criteria referenced therein and otherwise obtains such Reg AB Compliance Certificate for purposes other than delivery pursuant to this Agreement;
(vi)Borrower will furnish to Lender, at the time it furnishes each set of financial statements pursuant to paragraphs (i) or (ii) above, a certificate of a Responsible Officer of Borrower on behalf of Borrower in the form of Exhibit A hereto (each a “Compliance Certificate”) stating that, to the best of such Responsible Officer’s knowledge, as of the last day of the fiscal quarter or fiscal year for which financial statements are being provided with such certification, Borrower is in compliance in all material respects with all provisions and terms of this Agreement and the other Program Documents and no Default or Event of Default has occurred under this Agreement which has not previously been waived, except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Borrower has taken or proposes to take with respect thereto).
(b)Litigation. Borrower will promptly notify Lender after Borrower has knowledge of any legal or arbitral proceedings affecting Borrower (i) that questions or challenges the validity or enforceability of any of the Program Documents, or (ii) as to which an adverse determination would result in a levy on Borrower’s assets in excess of [***] of Borrower’s Adjusted Tangible Net Worth, which notice shall be provided in any event within [***] of Borrower’s knowledge of any proceedings pursuant to clause (i) above and within [***] of Borrower’s knowledge of any proceedings pursuant to clause (ii) above.
(c)Existence, Etc. Borrower will:
(i)(A) preserve and maintain its legal existence and all of its material rights, privileges, franchises; (B) maintain all licenses, permits or other approvals necessary to conduct its business and to perform its obligations under the Program Documents; and (C) except as would not be reasonably likely to have a Material Adverse Effect or would have a material adverse effect on the Collateral or Lender’s interest therein, remain in good standing under the laws of each state in which it conducts business or any Mortgaged Property is located;
(ii)comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws), whether now in effect or hereinafter enacted or promulgated in all material respects;
(iii)keep or cause to be kept in reasonable detail records and books of account necessary to produce financial statements that fairly present, in all material respects, the consolidated financial condition and results of operations of Borrower in accordance with GAAP consistently applied;

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(iv)not move its chief executive office or its jurisdiction of formation from the locations referred to in Section 6.01(l) unless it shall have provided Lender [***] written notice following such change;
(v)pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and
(vi)permit representatives of Lender, during normal business hours upon [***] prior written notice at a mutually desirable time, provided that no notice shall be required at any time during the continuance of an Event of Default, to examine, copy and make extracts from its or Subservicer's books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent relating to the Collateral.
(d)Prohibition of Fundamental Changes. Borrower shall not at any time, directly or indirectly, (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets without Lender’s prior consent, unless such merger, consolidation or amalgamation would not result in a Change in Control; or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to Borrower.
(e)Borrowing Base Deficiency. If at any time there exists a Borrowing Base Deficiency, Borrower shall cure the same in accordance with Section 2.08 hereof.
(f)Notices.
(i)Borrower shall give notice to Lender in writing within (A) [***] of knowledge by any Responsible Officer of any occurrence of any Event of Default, and (B) [***] of knowledge by any Responsible Officer of any occurrence of any Default.
(ii)Borrower shall give notice to Lender in writing within ten (10) calendar days of knowledge by any Responsible Officer of any of the following:
(A)any litigation or proceeding that is pending against Borrower, any Subservicer or any of its Subsidiaries in any federal or state court or before any Governmental Authority except for those set forth in Schedule 6.01(c) and those otherwise disclosed to Lender, which, (1) if adversely determined, would reasonably be expected to result in a levy on Borrower’s assets in excess of [***] of Borrower’s Adjusted Tangible Net Worth, or (2) that questions or challenges the validity or enforceability of any of the Program Documents;
(B)any non-ordinary course investigation or audit (in each case other than those that, pursuant to a legal requirement, may not be disclosed), in each case, by any Agency or Governmental Authority, relating to the origination, sale or servicing or Loans by Borrower or the business operations of Borrower, which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect with respect to Borrower;

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(C)any material penalties, sanctions or charges levied against Borrower or any adverse change in any material Approval status; or
(D)the transfer, expiration without renewal, termination or other loss by Borrower of all or any part of any Servicing Contract (or the termination or replacement of Borrower thereunder), the reason for such transfer, loss or replacement, if known to it and the effects that such transfer, loss or replacement will have (or will likely have) on the prospects for full and timely collection of all amounts owing to Borrower under or in respect of Borrower’s Servicing Contracts;
(iii)Borrower shall promptly, but in any event within (i) [***] after Borrower’s receipt thereof, furnish Lender, a copy of any notices it receives from Fannie Mae, Freddie Mac, HUD or Ginnie Mae asserting any adverse fact or circumstance in respect of Borrower or other Subservicer (if applicable) which adverse fact or circumstance entitles Fannie Mae, Freddie Mac, HUD or Ginnie Mae, respectively, to terminate Borrower or Subservicer with cause, or (ii) [***] after Borrower’s receipt thereof, furnish Lender, a copy of any (A) notices it receives from Fannie Mae, Freddie Mac, HUD or Ginnie Mae requesting an inspection, other than routine inspections, or commencing an investigation of Borrower or Subservicer, Borrower’s or Subservicer’s files or Borrower’s or Subservicer’s facilities, and (B) notice from an Applicable Agency indicating a material breach, default or non-compliance by Borrower or any Subservicer under the applicable Agency Guide which has or would reasonably be expected to have a Material Adverse Effect, in each case of (i) or (ii), to the extent permitted by the applicable Agency;
(iv)Borrower shall furnish Lender notice upon Borrower becoming aware of any event or change in circumstances which would reasonably be expected to have a Material Adverse Effect; and
(v)Borrower shall furnish Lender notice within [***] after Borrower or the Subservicer enters into any amendment to the terms of any Servicing Contract or the Subservicing Agreement; provided, that Borrower or the Subservicer shall not enter into any amendment to the Subservicing Agreement or the Servicing Contracts (other than amendments mandated or unilaterally made by the Applicable Agency) that would materially and adversely affect Borrower’s or Subservicer's servicing of the Mortgage Loans subject to this Agreement without the prior written consent of Lender.
(g)Performance and Compliance with Servicing Contracts. Borrower will comply with all terms, provisions, covenants and other promises required to be observed by it under each of the Program Documents to which it is a party, maintain the Program Documents to which it is a party in full force and effect in all material respects and enforce the Servicing Contracts in all material respects in accordance with the terms thereof. To the extent Lender has approved any Subservicer (other than Borrower) and Borrower has engaged such Subservicer to service any Pledged Servicing Rights, Borrower shall not amend or permit the amendment of any sections of any Subservicing Agreement which would negatively affect in any material respect the Servicing Contracts referenced herein or Subservicer’s servicing of the Mortgage Loans subject to this Agreement, without Lender’s prior written consent, which shall not be unreasonably withheld. Borrower shall diligently enforce its rights under any Subservicing Agreement, including all rights to terminate and replace the Subservicer pursuant to such Subservicing Agreement. Borrower shall not waive any material default or other material failure to perform under or breach of the Servicing Contracts or Subservicing Agreement without Lender’s prior written consent. For the avoidance of doubt, any default, failure or breach by any Subservicer that would permit the termination and replacement of such Subservicer under the Subservicing Agreement shall be

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deemed “material” and shall not be waived by Borrower or its Subsidiaries without Lender’s prior written consent.
(h)Lines of Business. Borrower shall not materially change the nature of its business from that generally carried on by it as of the Effective Date.
(i)Transactions with Affiliates. Borrower shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, officer, director, senior manager, owner or guarantor unless (i) such transaction is with any Subsidiary of Borrower listed on Schedule 6.01(s), so long as such Subsidiary is directly or indirectly 100% owned by Borrower and included in consolidated financial statements of Borrower, (ii) such transaction is (A) upon fair and reasonable terms no less favorable to Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, officer, director, senior manager, owner or guarantor, and (B) in the ordinary course of Borrower’s business, (iii) such transaction is listed on Schedule 7.01(i) hereto, or (iv) such transaction is a loan, guaranty or other transaction that would have been permitted under Section 7.01(n) if it had been made as a distribution.
(j)Defense of Title. Borrower warrants and will defend the right, title and interest of Lender in and to all Collateral against all adverse claims and demands of all Persons whomsoever (other than a claim by any Applicable Agency or any claim or demand related to any act or omission of Lender, which claim or demand does not arise out of or relate to any breach or potential breach of a representation or warranty by Borrower under this Agreement).
(k)Preservation of Collateral. Borrower shall (i) do all things necessary to preserve the Collateral, and upon request by Lender undertake all actions which are necessary or appropriate, in the reasonable judgment of Lender, so that such Collateral remains subject to a first priority perfected security interest hereunder (subject only to the interests of the Applicable Agency with respect to Eligible Servicing Rights and the Collateral related thereto), and (ii) preserve and protect the Collateral and protect and enforce the rights of Lender to the Collateral, including the making or delivery of all filings and recordings (of financing or continuation statements), or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate, cause to be marked conspicuously its master data processing records with a legend, acceptable to Lender, evidencing that such security interest has been granted in accordance with this Agreement.
(l)No Assignment. Except as permitted by this Agreement, Borrower shall not, and shall not permit Subservicer to, sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Collateral or any interest therein, (i) other than sales or dispositions of Servicing Rights (A) resulting from the payoff of the related Mortgage Loans or the repurchase of the related Mortgage Loans by Borrower, (B) as required by the Applicable Agency or (C) in the ordinary course of Borrower’s servicing business, or (ii) except as expressly permitted by this Agreement.

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(m)Limitation on Sale of Assets. Borrower shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired unless, following such Transfer, Borrower shall be in compliance with all of the other representations, warranties and covenants set forth in this Agreement.
(n)Limitation on Distributions. Without Lender’s consent, if an Event of Default has occurred and is continuing (i) due to Borrower’s failure to comply with Sections 6.01(e) or 7.01(o), or (ii) due to an Event of Default under Sections 8.01(a)(i) or 8.01(a)(ii) but only to the extent that such Event of Default under Section 8.01(a)(ii) is with respect to an amount due under such section that is deemed to be material by Lender, in its reasonable discretion, then Borrower shall not make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any stock of Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower. [***]
(o)Financial Covenants. Borrower shall maintain compliance with the Financial Covenants.
(p)Stop-Loss Cap Failure; Agency Obligations. Borrower shall promptly, but in any event within [***] after the occurrence of a Stop-Loss Cap Failure, deliver to Lender an updated Agency Obligations report identifying all Agency Obligations in accordance with clause (c) of the definition of “Agency Obligations.”
(q)Reserved.
(r)Maintenance of Property; Insurance. Borrower shall and shall require Subservicer to keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear and excepted), except to the extent failure to maintain all such property and assets could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Borrower shall maintain, and shall require any other Subservicer to maintain, a fidelity bond, errors and omissions insurance and blanket bond coverage in such amounts as are required by each Applicable Agency, and shall also maintain and require any other Subservicer to maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.
(s)Certificate of a Responsible Officer of Borrower. At the time that Borrower delivers financial statements to Lender in accordance with Section 7.01(a) hereof, Borrower shall forward to Lender a certificate of a Responsible Officer of Borrower which demonstrates that Borrower is in compliance with the covenants set forth in Sections 7.01(o) of this Agreement.
(t)Maintenance of Licenses. Borrower shall (i) maintain all licenses, permits or other approvals necessary for Borrower to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing with respect to such licenses, permits or other approvals, under the laws of each state in which it conducts material business, and (iii) conduct its business in accordance with applicable law in all material respects.
(u)Taxes, Etc. Borrower shall timely pay and discharge, or cause to be paid and discharged, on or before the date they become delinquent, all taxes, assessments and governmental

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charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Collateral) or upon any part thereof, as well as any other lawful claims which, if unpaid, become a Lien upon the Collateral, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Borrower shall file on a timely basis all federal, and material state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.
(v)Agency Audit. Borrower shall at all times maintain copies of relevant portions of all Agency Audits in which there are material adverse findings, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal.
(w)Illegal Activities. Borrower shall not engage in any conduct or activity that is reasonably likely to subject a material amount of its assets to forfeiture or seizure.
(x)ERISA Matters.
(vii)Borrower shall not permit any event or condition which is described in the definition of “Event of ERISA Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of ERISA Termination occurring within the prior twelve months, involves the payment of money by or an incurrence of liability of Borrower or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of [***] of Borrower’s Adjusted Tangible Net Worth.
(viii)Borrower shall not be an employee benefit plan as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, or a plan described in and subject to Section 4975 of the Code or an entity whose assets constitute “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, to engage in this Agreement or make Loans hereunder, and Loans hereunder to Borrower are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to, any governmental plans (within the meaning of Section 3(32) of ERISA) or church plans (within the meaning of Section 3(33) of ERISA).
(y)Agency Approvals; Servicing. To the extent previously approved and necessary for Borrower to conduct its business in all material respects as it is then being conducted, Borrower shall maintain its status with Fannie Mae and Freddie Mac as an approved seller/servicer, with Ginnie Mae as an approved issuer and an approved servicers, and as a Rural Housing Service lender and a Rural Housing Servicer in each case in good standing (each such approval, an “Agency Approval”); provided, that should Borrower decide to no longer maintain an Agency Approval (as opposed to an Agency withdrawing an Agency Approval, but including an Agency ceasing to exist), (i) Borrower shall notify Lender in writing, and (ii) Borrower shall provide Lender with written or electronic evidence that the Eligible Loans are eligible for sale to another Agency. Should Borrower, for any reason, cease to possess all such applicable Agency Approvals to the extent necessary, Borrower shall so notify Lender promptly in writing. Notwithstanding the preceding sentence and to the extent previously approved, Borrower shall take all necessary action to maintain all of its applicable Agency Approvals at all times during the term of this Agreement and each outstanding Loan.
(z)OFAC. At all times throughout the term of this Agreement, Borrower (a) shall be in full compliance with all applicable orders, rules, regulations and recommendations of OFAC and (b)

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shall not permit any Loans to be maintained, insured, traded, or used (directly or indirectly) in violation of any United States statutes, rules or regulations, in a Prohibited Jurisdiction or by a Prohibited Person.
(aa)Maintenance of Papers, Records and Files.
(vi)Borrower shall acquire, and Borrower shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each item of Collateral. Borrower will maintain all such Records not in the possession of Custodian or Lender in good and complete condition in accordance with industry practices and preserve them against loss or destruction.
(vii)Borrower shall collect and maintain or cause to be collected and maintained all Records relating to the Collateral in accordance with industry custom and practice, including those maintained pursuant to subsection (i), and all such Records shall be in Custodian’s possession unless Lender otherwise approves. Borrower shall deliver to Lender or its designee updates of such Servicing Records at least monthly, and more frequently as requested by Lender. Borrower will not cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Loan, in which event Borrower will obtain or cause to be obtained a receipt from Custodian for any such paper, record or file.
(viii)For so long as Lender has an interest in or lien on any Collateral, Borrower will hold or cause to be held all related Records in trust for Lender. Borrower shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.
(ix)Upon reasonable advance notice from Custodian or Lender, Borrower shall (x) make any and all such Records available to Custodian or Lender to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Lender or its authorized agents to discuss the affairs, finances and accounts of Borrower with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Borrower with its independent certified public accountants.
(bb)Use of Proceeds. Borrower shall not use the proceeds of the Loans in contravention of the requirements, if any, of the Applicable Agency.
(cc)Requests for Information. Borrower shall furnish to Lender within [***] after Lender’s request, any reasonable information, documents, records or reports with respect to the Collateral, Borrower’s or any Subservicer’s business or its relationship with any Agency, as Lender may from time to time request in each case to the extent such information is reasonably available to Borrower and permitted to be given to Lender in accordance with applicable law and confidentiality agreements.

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(dd)Controlled Accounts. Following and during the continuation of an Event of Default and subject to Borrower's obligations to make remittances under the related Servicing Contracts to which it is a party, Borrower shall credit, to a Controlled Account established and maintained at the Control Bank, all amounts collected by Borrower with respect to the Pledged Servicing Rights and the related Mortgage Loans which constitute Servicing Fees (but excluding P&I payments and tax and insurance escrow payments on the Mortgage Loans and any reimbursement rights of Borrower for advances made, whether P&I, taxes or insurance, corporate or otherwise).
(ee)Applicable Agency Approval. Borrower shall at all times maintain copies of relevant portions of all final written Fannie Mae, Freddie Mac, HUD and Ginnie Mae audits, examinations, evaluations, monitoring reviews and reports of its origination and servicing and subservicing operations (including those prepared on a contract basis for any such agency) in which there are material adverse findings, which may include without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, and all necessary approvals from each of Fannie Mae, Freddie Mac, HUD and Ginnie Mae. Borrower shall not, nor to the extent reasonably in its control, permit Subservicer to take any action, or fail to take any action, that would be reasonably likely to cause Fannie Mae, Freddie Mac, HUD or Ginnie Mae to terminate or threaten to terminate its right to service loans for Fannie Mae, Freddie Mac, HUD or Ginnie Mae with cause.
(ff)Quality Control. Borrower shall and shall require Subservicer to conduct quality control reviews of Borrower’s and Subservicer's servicing operations in accordance with industry standards and Fannie Mae, Freddie Mac, Ginnie Mae and HUD requirements. Borrower shall provide to Lender photocopies or electronic copies of any quality control findings relating, in whole or in part, to the Collateral as such applicable quality control reports are produced.
(gg)Minimum Threshold. Borrower acknowledges and agrees that Lender has the right to require Borrower or any Subservicer to maintain the minimum threshold to service mortgage loans for an Agency adopted by such Agency to rate or score the quality of servicers, and to apply such threshold to Borrower or any Subservicer.
(hh)Agency Collateral Account. In the event that the Borrower is required by an Applicable Agency to maintain a Collateral Account, then to the extent not prohibited by the related Agency, Borrower shall promptly (and in any event within [***] thereof) notify Lender (and provide a copy of any written request) of any request it receives from any Agency indicating either (i) that Borrower or Subservicer must deposit additional amounts in the related Collateral Account or (ii) that Borrower or Subservicer is entitled to withdraw amounts from the related Collateral Account and such notice shall include the amount required to be deposited or withdrawn, as applicable.
(ii)Advance Facilities. Prior to entering into any arrangement which in any way involves the pledging of any of Borrower’s right, title and interest in, to and under any right to reimbursement of any servicing advances under the applicable Servicing Contracts with respect to any Pledged Servicing Rights to a third party, Borrower shall provide Lender with [***] advance notice and shall cooperate with Lender to enable Lender to give such third party notice of Lender’s interest hereunder, including without limitation, by providing to Lender the name and contact information for delivery of such notice to the third party to whom Borrower’s right to reimbursement will be pledged.

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(jj)Further Identification of Collateral. Borrower will furnish to Lender from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Lender may reasonably request, all in reasonable detail.
(kk)Notice of Disposal of Servicing Rights. In the event that Borrower sells or otherwise disposes of any of the Pledged Servicing Rights (other than in connection with prepayments in full on the Mortgage Loans), it shall give Lender [***] prior written notice of such sale or disposition, during which time Lender shall recalculate the Collateral Value for the Collateral and related Borrowing Base remaining after such sale or disposition. Lender shall have no obligation to release its interest in any Pledged Servicing Rights until all amounts required to be paid pursuant to Section 4.05 have been paid.
(ll)Subservicer Acknowledgement Letters. Prior to permitting any Subservicer, other than Borrower, to service any Mortgage Loans related to the Eligible Servicing Rights pledged hereunder, Borrower shall cause such Subservicer to become a party to a subservicer side letter with Lender, pursuant to which such Subservicer shall acknowledge Lender’s and the Applicable Agency's rights hereunder, and agree to follow all instructions of Lender upon the occurrence of a default hereunder, which side letter shall be acceptable to Lender and the Applicable Agency substantially in the form of the side letter executed between Lender and the Subservicer in connection with the closing of this Agreement (such side letter, a “Subservicer Acknowledgement Letter”).
(mm)Quarterly Valuation Report. Borrower shall deliver to Lender, on a quarterly basis, a servicing valuation report with respect to all Servicing Rights owned by Borrower in form and substance acceptable to Lender prepared by a Valuation Agent.
(nn)Negative Covenants of Borrower. Borrower covenants and agrees with Lender that so long as any Loan is outstanding and until all Obligations have been paid in full, Borrower shall not:
(i)(A) consent to any cancellation, termination, material amendment, modification or waiver of any term or condition of any Program Document (other than any Subservicing Agreement unless such material amendment would negatively affect in any material respect any Subservicer’s servicing of the Mortgage Loans relating to Pledged Servicing Rights), without the prior written consent of Lender, which consent shall not be unreasonably withheld, provided that if the amendment of a Servicing Contract is done unilaterally by the Applicable Agency, the prior written consent of Lender is not required or (B) take any other action or allow any Subservicer to take any action in connection with any such Program Documents that would impair in any material respect the value of the interests or rights of Borrower thereunder or that would impair in any material respect the interests or rights of Lender;
(ii)unless required by any Applicable Agency, appoint or use any Subservicers (other than Borrower) with respect to any Servicing Rights pledged to Lender pursuant to this Agreement, (i) without Lender’s consent and (ii) without executing a Subservicer Acknowledgment Letter regarding the addition of any such Subservicer;
(iii)take any action or allow Subservicer to take any action that would directly or indirectly materially impair or materially adversely affect Borrower’s title to, or the value, of the Collateral or materially increase the duties, responsibilities or obligations of Borrower;

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(iv)sell or otherwise dispose of any Pledged Servicing Rights unless such sale or disposition is in accordance with Section 7.01(l);
(v)to the extent that mortgage servicing rights of an Applicable Agency are Eligible Servicing Rights hereunder, enter into any financing facility to provide for the financing of mortgage servicing rights subject to a Servicing Contract with such Applicable Agency with a lender other than Lender or any Other Facility Lender without such lender entering into an Intercreditor Agreement (at which point such lender shall be deemed an Other Facility Lender, and the applicable facility, an Other Facility); and
(vi)to the extent that mortgage servicing rights of an Applicable Agency are Eligible Servicing Rights hereunder, allow any such Servicing Rights related to such Applicable Agency to not be subject to the Acknowledgment Agreement or an Other Facility Acknowledgment Agreement at any time.
8.EVENTS OF DEFAULT
Section 8.01    Events of Default. Each of the following events shall constitute an Event of Default (an “Event of Default”) hereunder:
(a)Payment Default. Borrower defaults in the payment of (i) any amount due in respect of a Borrowing Base Deficiency, any amount due under Section 5.02(j), any interest due on the Note pursuant to Section 2.05 or any principal or interest under the Note due at stated maturity, upon acceleration, or at mandatory prepayment hereunder or under any other Program Document; provided, that, with respect to this clause (i), if Borrower provides Lender with written evidence reasonably satisfactory to Lender that such failure is solely the result of an administrative error, such failure shall only be deemed an Event of Default if such failure to comply shall continue unremedied for a period of [***], or (ii) any other Obligations, with respect to this clause (ii), [***] following receipt by a Responsible Officer of notice of such default;
(b)Representation and Covenant Defaults.
(i)The failure of Borrower to perform, comply with or observe any term, representation, covenant or agreement applicable to Borrower in any material respect, in each case, after the expiration of the applicable cure period, if any, as specified in such covenant, contained in:
(A)Section 7.01(c)(Existence) only to the extent relating to maintenance of existence; provided, that if Borrower provides Lender with written evidence reasonably satisfactory to Lender that such failure is solely the result of an administrative error, such failure shall only be deemed an Event of Default if such failure to comply shall continue unremedied for a period of [***] or such failure shall be determined by Lender in its good faith discretion to result in a Material Adverse Effect;
(B)Section 7.01(d)(Prohibition of Fundamental Change);

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(C)Section 7.01(o) (Financial Covenants), provided Borrower shall be entitled to [***] to cure any such default from the earlier of notice or knowledge of such failure;
(D)Section 7.01(w)(Illegal Activities); or
(E)Section 7.01(nn)(ii), (iii) or (vi) (Negative Covenants of Borrower regarding Subservicers).
(ii)(A) Any representation, warranty or certification made herein or in any other Program Document by Borrower or any certificate furnished to Lender pursuant to the provisions hereof or thereof shall prove to have been untrue or misleading in any material respect as of the time made or furnished and such breach is not cured within [***] after knowledge thereof by, or notice thereof to, a Responsible Officer, or (B) any representation or warranty made by Borrower in Section 6.02 to this Agreement shall prove to have been untrue or misleading in any material respect as of the time made or furnished and such breach is not cured within [***] after knowledge thereof by, or notice thereof to, a Responsible Officer, provided that each such breach of a representation or warranty made in Section 6.02 to this Agreement shall be considered solely for the purpose of determining the Market Value of the Collateral and Eligible Servicing Rights affected by such breach, and shall not be the basis for declaring an Event of Default under this Agreement unless Borrower shall have made any such representations and warranties with actual knowledge by a Responsible Officer that they were materially false or misleading at the time made; and
(iii)Borrower fails to observe or perform, in any material respect, any other covenant or agreement contained in this Agreement (and not identified in clause (b)(i) of this Section) or any other Program Document and such failure to observe or perform is not cured within [***] after knowledge thereof by, or notice thereof to, a Responsible Officer;
(c)Judgments. Any final, judgment or judgments or order or orders for the payment of money is rendered against Borrower in excess of [***] of Borrower’s Adjusted Tangible Net Worth in the aggregate shall be rendered against Borrower by one or more courts, administrative tribunals or other bodies having jurisdiction over Borrower and the same shall not be discharged (or provisions shall not be made for such discharge), satisfied, or bonded, or a stay of execution thereof shall not be procured, within [***] from the date of entry thereof and Borrower shall not, within said period of [***], or such longer period during which execution of the same has been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;
(d)Insolvency Event. Borrower (i) discontinues or abandons operation of its business; (ii) fails generally to, or admits in writing its inability to, pay its debts as they become due; (iii) files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; (iv) consents to the filing of any petition against it under any such law; (v) consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for Borrower, or of all or any substantial part of its respective Property; (vi) makes an assignment for the benefit of its creditors; or (vii) has a proceeding instituted against it in a court having jurisdiction in the premises seeking (A) a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or (B) the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator or other similar official

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of Borrower, or for any substantial part of its property, or for the winding up or liquidation of its affairs (provided, however, if such proceeding or appointment is the result of the commencement of involuntary proceedings or the filing of an involuntary petition against such Person no Event of Default shall be deemed to have occurred under this clause (d) unless such proceeding or appointment is not dismissed within [***] after the initial date thereof;
(e)Change of Control. A Change of Control of Borrower shall have occurred without the prior consent of Lender, unless (i) waived by Lender in writing, or (ii) Borrower shall have repaid all Obligations within [***] thereof;
(f)Liens. Subject only to the interests of the Applicable Agency with respect to Eligible Servicing Rights and the Collateral related thereto, (i) Borrower shall grant any Lien on any Collateral except the Liens permitted under this Agreement; or (ii) the Liens contemplated hereby shall cease to be first priority perfected Liens in favor of Lender on the Collateral or shall be Liens in favor of any Person other than Lender; or (iii) this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any of the Eligible Servicing Rights and the Collateral related thereto; or (iv) Borrower shall suffer to exist any Lien on any Eligible Servicing Rights and the Collateral related thereto and (A) such Lien is senior to the Liens contemplated hereby or (B) such Lien is not cured within [***] following written discovery by, or notice to a Responsible Officer of such Lien;
(g)Going Concern. Borrower’s audited financial statements delivered to Lender shall contain an audit opinion that is qualified or limited by reference to the status of Borrower as a “going concern” or reference of similar import;
(h)Cross Default. Borrower shall default under, or fail to perform as required under, or shall otherwise breach the terms of the Master Repurchase Facility, and such default, failure or breach causes or entitles Lender to cause acceleration or requires prepayment of such indebtedness under the Master Repurchase Facility;
(i)Third Party Cross Default. Any “event of default” or any other default by Borrower under any Indebtedness to which Borrower is a party (after the expiration of any applicable grace or cure period under any such agreement) individually in excess of [***] outstanding, which has resulted in the acceleration of the maturity of such other Indebtedness, provided that such default or “event of default” shall be deemed automatically cured and without any action by Lender or Borrower, if, within fifteen (15) calendar days after Borrower’s receipt of notice of such acceleration, (A) the Indebtedness that was the basis for such default is discharged in full, (B) the holder of such Indebtedness has rescinded, annulled or waived the acceleration, notice or action giving rise to such default, or (C) such default has been cured and no “event of default” or any other default continues under such other Indebtedness;
(j)Enforceability. For any reason, this Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Person (other than Lender) shall contest the validity, enforceability or perfection of any Lien granted pursuant thereto, or any party thereto (other than Lender) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder;

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(k)Compliance with Agency Requirements. (1) The failure of Borrower or Subservicer to be an approved seller/servicer or lender, as applicable, under the guidelines of any Agency, (2) Borrower or Subservicer is terminated as servicer or subservicer, as applicable, with respect to any Pledged Servicing Rights by any Applicable Agency, (3) Borrower or Subservicer shall at any time be terminated, revoked or suspended as servicer or subservicer, as applicable, with respect to any whole loan servicing or subservicing rights that make up a material portion of Borrower’s servicing portfolio or Subservicer’s subservicing portfolio, (4) all or a portion of Borrower’s or Subservicer’s servicing or subservicing portfolio consisting of loans of any Agency is seized, (5) any Agency shall at any time cease to accept delivery of any loan or loans from Borrower or Subservicer under any program or notify Borrower or Subservicer that any Agency shall cease accepting loan deliveries from Borrower or Subservicer for cause or their failure to perform under any Servicing Contract or Subservicing Contract with an Agency or (6) receipt by Borrower or Subservicer of a notice from any Agency indicating material breach, default or material non-compliance by Borrower or Subservicer which Lender reasonably determines would be reasonably likely to cause such Agency to terminate Borrower or Subservicer, as applicable, which notice has not been rescinded or nullified within [***], or to the extent such notice is subject to an appeal to the applicable Agency, within [***], in each case, of its receipt by Borrower or Subservicer, as applicable;
(l)Agency Approval. Borrower (as applicable) or Subservicer shall cease to be approved by or its approval shall be revoked, suspended, rescinded, halted, eliminated, withdrawn, annulled, repealed, voided or terminated by (i) Ginnie Mae as an approved issuer, (ii) HUD, pursuant to Sections 203 and 211 of the National Housing Act, (iii) FHA, as an FHA Approved Mortgagee or servicer, or (iv) VA as a VA Approved Lender; or
(m)Compliance with Agency Financial Requirements. The failure of Borrower to maintain any net worth requirements, liquidity or other minimum financial covenant requirements of any Applicable Agency.
Section 8.02    Remedies. Upon the occurrence of an Event of Default, Lender, at its option but subject to any applicable Acknowledgment Agreement, shall have the right to exercise any or all of the following rights and remedies, which rights and remedies shall automatically be exercised without any further action of Lender upon the occurrence and during the continuance of an Event of Default referred to in Section 8.01(d):.
(a)Automatic Acceleration. Upon the occurrence of an Event of Default, Lender may by written notice to Borrower, terminate the Facility and declare all Loans and all other Obligations to be immediately due and payable; provided that, upon the occurrence of an Event of Default referred to in Section 8.01(d) the Facility shall be automatically terminated and the Loans and all other Obligations shall be immediately due and payable upon the occurrence of such event, without demand or notice of any kind.
(b)Remedies.
(i)Upon any acceleration of the Loans pursuant to this Section 8.02, Lender, in addition to all other rights and remedies under this Agreement or otherwise, shall have all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative. Borrower agrees, upon the occurrence of an Event of Default and notice from Lender, to assemble, at its expense, all of the Collateral that is in its possession (whether by return, repossession, or otherwise) at a place designated by Lender. All out-of-pocket costs incurred by Lender in the collection of all Obligations, and the enforcement

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of its rights hereunder, including reasonable attorneys’ fees and legal expenses, shall be paid out of the Collateral. Without limiting the foregoing, upon the occurrence of an Event of Default and the acceleration of the Loans pursuant to this Section 8.02, Lender may, to the fullest extent permitted by Applicable Law, without notice, advertisement, hearing or process of law of any kind, (i) enter upon any premises where any of the Collateral which is in the possession of Borrower (whether by return, repossession, or otherwise) may be located and take possession of and remove such Collateral, (ii) sell any or all of such Collateral, free of all rights and claims of Borrower therein and thereto, at any public or private sale, and (iii) bid for and purchase any or all of such Collateral at any such sale. Any such sale shall be conducted in a commercially reasonable manner and in accordance with Applicable Law. Borrower hereby expressly waives, to the fullest extent permitted by Applicable Law, any and all notices, advertisements, hearings or process of law in connection with the exercise by Lender of any of its rights and remedies upon the occurrence of an Event of Default. Each of Lender and Borrower shall have the right (but not the obligation) to bid for and purchase any or all Collateral at any public or private sale. Borrower hereby agrees that in any sale of any of the Collateral, Lender is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of Applicable Law (including, without limitation, compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority, and Borrower further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner. Lender shall not be liable for any sale, private or public, conducted in accordance with this Section 8.02(b). If an Event of Default occurs, and upon acceleration of the Loans hereunder, the Loans and all other Obligations shall be immediately due and payable, and Collections on the Eligible Servicing Rights and proceeds of sales and securitizations of Eligible Servicing Rights, and other Collateral will be used to pay the Obligations.
(ii)In addition to all the rights and remedies specifically provided herein, Lender shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser or a secured party, as applicable, under the Uniform Commercial Code.
(iii)Except as otherwise expressly provided in this Agreement or by applicable law, Lender shall have the right to exercise any of its rights and/or remedies immediately upon the occurrence and during the continuance of an Event of Default, and at any time thereafter, with notice to Borrower, without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Borrower. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Lender may have.
(iv)Lender may enforce its rights and remedies hereunder without prior judicial process or hearing, and Borrower hereby expressly waives, to the extent permitted by law, any right Borrower might otherwise have to require Lender to enforce its rights by judicial process. Borrower also waives, to the extent permitted by law, any defense (other than a defense of payment or performance) Borrower might otherwise have arising from use of nonjudicial process, enforcement and sale of all or any portion of the Eligible Servicing Rights and any other Collateral or from any other election of remedies. Borrower recognizes that nonjudicial remedies

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are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
(v)Borrower shall cause all sums received by Borrower after and during the continuance of an Event of Default with respect to the Eligible Servicing Rights and any other Collateral to be deposited with such Person as Lender may direct after receipt thereof. To the extent permitted by applicable law, Borrower shall be liable to Lender for interest on any amounts owing by Borrower hereunder, from the date Borrower becomes liable for such amounts hereunder until such amounts are (i) paid in full by Borrower or (ii) satisfied in full by the exercise of Lender’s rights hereunder. Interest on any sum payable by Borrower to Lender under this paragraph 8(h) is at a rate equal to the Post-Default Rate and Lender shall be reimbursed for all reasonable costs and expenses incurred in connection with hedging or covering transactions related to the Eligible Servicing Rights and any other Collateral.
9.DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE
No failure on the part of Lender to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Lender provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Lender to exercise any of its rights under any other related document. Lender may exercise at any time after the occurrence of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies. An Event of Default will be deemed to be continuing unless expressly waived by Lender in writing.
10.NOTICES AND OTHER COMMUNICATIONS
Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy or email) delivered to the intended recipient at the address of such Person set forth in this Section 10 below; or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given by Borrower under Section 2.03(a) (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or email or delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.
If to Lender:            Citibank, N.A.
[***]

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If to Borrower:            Rocket Mortgage, LLC
                1050 Woodward Ave.
                Detroit, Michigan 48226
                [***]

With a copy to:    Rocket Mortgage, LLC
    1050 Woodward Ave.
    Detroit, Michigan 48226
        [***]

11.USE OF EMPLOYEE PLAN ASSETS
No assets of an employee benefit plan subject to any provision of ERISA shall be used by either party hereto in a Loan transaction.
12.INDEMNIFICATION AND EXPENSES
(a)Borrower agrees to hold Lender, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind (including reasonable fees of counsel) which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Agreement, any other Program Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Program Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct or a claim by one Indemnified Party against another Indemnified Party. In any suit, proceeding or action brought by an Indemnified Party in connection with any Collateral for any sum owing thereunder, or to enforce any provisions of any Collateral, Borrower will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Borrower. Borrower also agrees to reimburse an Indemnified Party promptly after billed by such Indemnified Party for all such Indemnified Party’s reasonable documented, actual, out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, the Note, any other Program Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. Borrower hereby acknowledges that, the obligations of Borrower under this Agreement are recourse obligations of Borrower.
(b)Borrower agrees to pay ([***] after Borrower receives written demand for such payment from Lender) all of the documented out-of-pocket costs and expenses reasonably incurred by Lender in connection with the development, preparation, enforcement and execution of, and any waiver, amendment, supplement or modification to, this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith. Borrower agrees to pay ([***] after Borrower receives written demand for such payment from Lender) all of the documented out-of-pocket costs and expenses reasonably incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) filing fees and all the reasonable fees, disbursements and expenses of counsel to Lender and (ii) all the due diligence, inspection, testing and review costs and expenses incurred by Lender with respect to Eligible Servicing Rights and related Collateral under this Agreement, including, but not limited to, those costs and expenses incurred by Lender pursuant to this Section 12 and Section 30 hereof; provided, however, that (x) the aggregate

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amount of such costs and expenses referred to in clause (i) of this sentence shall not exceed [***] in connection with the development, preparation and execution of this Agreement, and (y) the aggregate amount of such costs and expenses referred to in clause (ii) of this sentence and incurred after the Effective Date shall not exceed [***] per annum; provided that after the occurrence of an Event of Default, such amounts shall not be applicable. Lender shall deliver to Borrower copies of documentation supporting any of the foregoing demands on Borrower’s request. Borrower, Lender, and each Indemnified Party also agree not to assert any claim against the others or any of their Affiliates, or any of their respective officers, directors, members, managers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Loans, this Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.
(c)If Borrower fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Borrower by Lender (including without limitation by Lender netting such amount from the proceeds of any Purchase Price paid by Lender to Borrower hereunder), in its sole discretion and Borrower shall remain liable for any such payments by Lender (except those that are paid by Borrower, including by netting against any Purchase Price). No such payment by Lender shall be deemed a waiver of any of Lender’s rights under the Program Documents (except those that are paid by Borrower, including by netting against any Purchase Price).
(d)Without prejudice to the survival of any other agreement of Borrower hereunder, the covenants and obligations of Borrower contained in this Section 12 shall survive the termination of this Agreement and the repayment of the Loans.
(e)The obligations of Borrower from time to time to repay the Loans and pay all other amounts due under this Agreement are full recourse obligations of Borrower.
13.WAIVER OF DEFICIENCY RIGHTS
Borrower hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment (but solely with respect to deficiency judgments and not any other statute of limitation) and any right that it may have to direct the order in which any of the Collateral shall be disposed of in the event of any disposition pursuant hereto.

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14.REIMBURSEMENT
All sums reasonably expended by Lender in connection with the exercise of any right or remedy provided for herein shall be and remain Borrower’s obligation (unless and to the extent that Borrower is the prevailing party in any dispute, claim or action relating thereto). Borrower agrees to pay, with interest at the Post-Default Rate to the extent that an Event of Default has occurred, the reasonable, documented out-of-pocket expenses and reasonable attorneys’ fees reasonably incurred by Lender in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Program Documents (regardless of whether a Loan is entered into hereunder), the reasonable taking of any action, including legal action, required or permitted to be taken by Lender pursuant thereto, subject to Section 12(b), any due diligence, inspection, testing and review costs and expenses in connection with any “due diligence” or loan agent reviews conducted by Lender or on its behalf or by refinancing or restructuring in the nature of a “workout” all pursuant to the terms of this Agreement.
15.FURTHER ASSURANCES
Borrower agrees to do such further acts and things and to execute and deliver to Lender such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Lender to carry into effect the intent and purposes of this Agreement and the other Program Documents, to grant, preserve, protect and perfect the interests of Lender in the Collateral or to better assure and confirm unto Lender its rights, powers and remedies hereunder and thereunder.
16.TERMINATION
This Agreement shall remain in effect until the Loan Repayment Date. However, no such termination shall affect Borrower’s outstanding obligations to Lender at the time of such termination. Borrower’s obligations under Section 2.07, Section 6, Section 12, and Section 14 and any other reimbursement or indemnity obligation of Borrower to Lender pursuant to this Agreement or any other Program Documents shall survive the termination hereof.
17.SEVERABILITY
If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.
18.BINDING EFFECT; GOVERNING LAW
This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement or any other Program Document without the prior written consent of Lender. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

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19.AMENDMENTS
Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by Borrower and Lender and any provision of this Agreement imposing obligations on Borrower or granting rights to Lender may be waived by Lender. With respect to each amendment to this Agreement, Borrower shall (i) provide prior written notice of such amendment to any Applicable Agency, (ii) obtain each related Applicable Agency’s prior express written consent to such amendment, and (iii) promptly deliver fully executed copies of such amendment to the each related Applicable Agency, in each case solely to the extent required by the Applicable Agency.
20.SUCCESSORS AND ASSIGNS
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
21.CAPTIONS
The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
22.COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by e-mail and/or by facsimile. The parties intend that with respect to the Program Documents and any amendments thereto, faxed signatures and electronically imaged signatures, such as .pdf files and signatures executed using third party electronic signature capture service providers, which comply with E-SIGN, the New York State Electronic Signatures and Records Act or any other similar state law based on the Uniform Electronic Transactions Act, shall constitute original signatures and are binding on all parties. The parties intend that subsequent certifications and other documentation delivered by Borrower in connection with the Program Documents may be delivered in accordance with, and shall be governed by E-SIGN, the New York State Electronic Signatures and Records Act or any other similar state law based on the Uniform Electronic Transactions Act, and shall be binding on such parties. The original documents shall be promptly delivered, if requested.
23.AGREEMENT CONSTITUTES SECURITY AGREEMENT; SUBMISSION TO JURISDICTION; WAIVERS
(a)    THIS AGREEMENT SHALL CONSTITUTE A SECURITY AGREEMENT WITHIN THE MEANING OF THE UNIFORM COMMERCIAL CODE.

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(b)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(i)    SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTE AND/OR ANY OTHER PROGRAM DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;
(ii)    CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(iii)    AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 10 OR AT SUCH OTHER ADDRESS OF WHICH LENDER SHALL HAVE BEEN NOTIFIED; PROVIDED THAT, AT THE TIME OF SUCH MAILING AN ELECTRONIC COPY OF SUCH SERVICE OF PROCESS IS ALSO SENT BY ELECTRONIC MAIL TO THE PERSONS SPECIFIED IN THE ADDRESS FOR NOTICES FOR SUCH PARTY IN SECTION 10; AND
(iv)    AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
24.WAIVER OF JURY TRIAL
BORROWER AND LENDER EACH HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER PROGRAM DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
25.ACKNOWLEDGEMENTS
Borrower hereby acknowledges that:
(n)it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the Note, and the other Program Documents;
(o)Lender has no fiduciary relationship to Borrower; and
(p)no joint venture exists between Lender and Borrower.

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26.[RESERVED].

27.ASSIGNMENTS
(a)Borrower may assign any of its rights or obligations hereunder only with the prior written consent of Lender. Lender may from time to time, with the consent of Borrower which shall not be unreasonably withheld, conditioned or delayed assign all or a portion of its rights and obligations under this Agreement and the Program Documents to any party pursuant to an executed assignment and acceptance by Lender and the applicable assignee in form and substance acceptable to Lender and Borrower (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. On the effective date of any such assignment, (A) such assignee will be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and will succeed to the related rights and obligations of Lender hereunder, and (B) Lender will, to the extent of such rights and obligations so assigned, be released from its obligations (but not its rights to the extent such rights are intended to survive any such assignment) hereunder and under the Program Documents; provided that (i) any such assignment is approved by the Applicable Agency, and (ii) Borrower, the Applicable Agency and the related assignee enter into an acknowledgement agreement in which the Applicable Agency acknowledges the related security interest of such assignee in the related Pledged Servicing Rights. Notwithstanding the provisions of this Section 27(a), Lender may assign or transfer all or any of its rights and obligations under this Agreement and the other Program Documents without the prior consent of Borrower to any Affiliate of Lender that (x) is a wholly-owned subsidiary of Lender that is based in the United States, (y) participates in institutional lending arrangements and (z) the condition of which (financial and otherwise) is sufficient so as to fulfill all requirements of Lender as described in this Agreement; provided that, prior to the occurrence of an Event of Default any such assignment shall only be made following [***] prior notice to Borrower.
(b)Lender may furnish any information concerning Borrower or any of its Subsidiaries in the possession of Lender from time to time to assignees (including prospective assignees) only after notifying Borrower in writing and securing signed confidentiality agreements (in a form mutually acceptable to Lender and Borrower) and only for the sole purpose of evaluating assignments and for no other purpose.
(c)Upon Borrower’s consent to an assignment, Borrower agrees to reasonably cooperate with Lender in connection with any such assignment, to execute and deliver replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Program Documents in order to give effect to such assignment.
(d)Lender, solely for this purpose as Borrower’s non-fiduciary agent, shall maintain a register (the “Register”) on which it will record each assignment hereunder and each Assignment and Acceptance. The Register will include the name and address of Lender (including all assignees and successors) and the percentage or portion of such rights and obligations assigned. The entries in the Register will be conclusive absent manifest error. Borrower shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement; provided however, that any failure to make any such recordation, or any error in such recordation shall not affect Borrower’s obligations in respect of such rights. This Section 27(d) is intended to comprise a book entry system within the meaning of Treasury regulation section 5f.103-1(c) that is the exclusive way for Lender (or any of its assignees or successors) to transfer an interest under this Agreement and these provisions shall be interpreted in a manner consistent with and so as to effect such intent.

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28.SINGLE AGREEMENT
Borrower and Lender acknowledge that, and have entered hereinto and will enter into each Loan hereunder in consideration of and in reliance upon the fact that, all Loans hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Borrower and Lender each agree (i) to perform all of its obligations in respect of each Loan hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Loans hereunder; and (ii) that payments, deliveries and other transfers made by any of them in respect of any Loan shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Loan hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.
29.CONFIDENTIALITY
(a)Lender and Borrower hereby acknowledge and agree that all written or computer-readable information provided by one party to the other regarding the terms set forth in any of the Program Documents or the Loans contemplated hereby or thereby or regarding any other confidential or proprietary information of a party, including, without limitation, any financial information of Borrower provided to Lender, including, without limitation, pursuant to Section 7(a) (the “Confidential Terms”), will be kept confidential by such party, and will not be divulged to any party without the prior written consent of such other party except to the extent that (i) such information is disclosed to direct or indirect parent companies, Subsidiaries, Affiliates, directors, officers, members, managers, shareholders, legal counsel, auditors, accountants or agents (the “Representatives”) or to any Applicable Agency; provided that such Representatives are informed of the confidential nature of such information and the disclosing party is responsible for their breach of these confidentiality provisions; provided, further, that with respect to any financial information of Borrower provided to Lender, including, without limitation, financial information provided pursuant to Section 7(a), such financial information is only disclosed to Representatives in connection with the ongoing administration or performance of the Program Documents, (ii) disclosure of such information is required by law, rule, regulation or order of any court, taxing authority, governmental agency, regulatory body, regulatory authority or self-regulatory authority (including, without limitation, bank and securities examiners) having authority to regulate or oversee any aspect of such party’s business or that of its Representatives in connection with the exercise of such authority or claimed authority, (iii) any of the Confidential Terms are in the public domain other than due to a breach of the provisions of this Section 29, (iv) other than with respect to any financial information of Borrower provided to Lender, including, without limitation, pursuant to Section 7(a), which shall require Borrower’s separate and prior written consent to disclose, to any approved hedge counterparty to the extent necessary to obtain any hedging arrangement; provided that such disclosure is made pursuant to a non-disclosure agreement acceptable to the non-disclosing party and the disclosing party is responsible for the breach of such non-disclosure agreement, (v) other than with respect to any financial information of Borrower provided to Lender, including, without limitation, pursuant to Section 7(a), which shall require Borrower’s separate and prior written consent to disclose, such disclosure is made in any party’s financial statements or footnotes as required by such party’s accountants and the other party receives prior notice of such disclosure in accordance with GAAP, (vi) such disclosures are made to Lenders or prospective Lenders of such party’s business, and its counsel, accountants, representatives and agents; provided that such disclosure is made pursuant to a non-disclosure agreement acceptable to the non-disclosing party and the disclosing party is responsible for the breach of such non-disclosure agreement or (vii) such disclosure is pursuant to Section 27(c). Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Document, (a) following an Event of Default, Lender may disclose any information to the extent it determines such information to be necessary or desirable to disclose (i) in connection with the marketing and sales of the Collateral if a confidentiality agreement

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(containing terms at least as protective of such Confidential Information as provided in this Section 29) is obtained from the party to whom such disclosure is made or (ii) otherwise to enforce or exercise Lender’s or Agent's rights hereunder, provided that, to the extent reasonably practical, Lender will use reasonable efforts to maintain confidentiality of any confidential information of Borrower provided to Lender and (b) the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Loans, any fact relevant to understanding the federal, state and local tax treatment of the Loans, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that, except as provided above, no party may disclose the name of or identifying information with respect to Borrower, Lender, their Affiliates or any other Indemnified Party, or any pricing terms (including, without limitation, the Applicable Margin, Attributable Rate and Collateral Value) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Loans and is not relevant to understanding the federal, state and local tax treatment of the Loans, without the prior written consent of the other parties.
(b)In the case of disclosure by Borrower or Lender, other than pursuant to Section 29(a)(i) or (iii), the disclosing party shall, to the extent permitted by law, provide the other parties with prior written notice to permit the other party to seek a protective order or to take other appropriate action. The disclosing party shall use commercially reasonable efforts to cooperate in the other party’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Program Documents. If, in the absence of a protective order, the disclosing party or any of its Representatives is compelled as a matter of law to disclose any such information, the disclosing party may disclose to the party compelling disclosure only the part of the Program Documents it is compelled to disclose (in which case, prior to such disclosure, the disclosing party shall, to the extent permitted by law, use commercially reasonable efforts to advise and consult with the other parties and their counsel as to such disclosure and the nature and wording of such disclosure).
(c)Notwithstanding anything in this Agreement to the contrary, Lender and Borrower shall comply, in all material respects, with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Eligible Servicing Rights and related Collateral and/or any applicable terms of this Agreement (the “Confidential Information”). Borrower and Lender shall notify the other parties promptly following discovery of any breach or compromise in any material respect of any applicable requirements of law with respect to the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of the other parties. Borrower and Lender shall provide such notice to the other parties by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.
30.PERIODIC DUE DILIGENCE REVIEW
Borrower acknowledges that Lender has the right to perform continuing due diligence reviews with respect to the Collateral, Borrower, the Servicing Rights and any Subservicer for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise, and Borrower agrees that upon reasonable (but no less than [***]) prior notice to Borrower (provided that upon the occurrence of a Default or an Event of Default, no such prior notice shall be required), Lender or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Files, the Custodial Files, the servicing records and any and all documents, records, agreements, instruments or information relating to any Mortgage Loans or other Collateral in the possession, or under the control, of Borrower and/or the Custodian. Provided that no Event of Default has occurred and is continuing, Lender agrees that it shall exercise commercially reasonable efforts, in the conduct of any such due diligence, to minimize any disruption to Borrower’s normal course of business. Borrower also

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shall make available to Lender a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Collateral and the Mortgage Files. Without limiting the generality of the foregoing, Borrower acknowledges that Lender shall finance the Collateral based solely upon the information provided by Borrower to Lender in the Servicing Schedule, Agency Obligations report and the representations, warranties and covenants contained herein, and that Lender, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Collateral. Lender may underwrite the Collateral itself or engage a third party underwriter to perform such underwriting. Borrower agrees to cooperate with Lender and any third party underwriter in connection with such underwriting, including, but not limited to, providing Lender and any third party underwriter with reasonable access to any and all documents, records, agreements, instruments or information relating to the Collateral in the possession, or under the control, of Borrower. In addition, Lender has the right to perform continuing Due Diligence Reviews of the Collateral for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise. Borrower and Lender further agree that all out-of-pocket costs and expenses (including without limitation, any reasonable costs and expenses of any Valuation Agent) incurred by Lender and its respective designees and appointees in connection with the ongoing due diligence and auditing activities in connection with Lender’s activities pursuant to this Section 30 shall be paid by Borrower subject to the limitations of Section 12(b) of this Agreement and that, unless an Event of Default has occurred and is continuing, Lender shall be limited to [***] in any calendar year.

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31.SET-OFF
In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right, following any Event of Default, without prior notice to Borrower (except for such notice and right to cure as may be specifically provided hereunder in connection with certain Events of Default), any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender to or for the credit or the account of Borrower only to the extent specifically relating to this Agreement, the other Program Documents or the Master Repurchase Facility. Lender may set-off cash, the proceeds of the liquidation of any Eligible Servicing Rights and related Collateral and all other sums or obligations owed by Lender to Borrower against all of Borrower’s obligations to Lender, whether under this Agreement or under any other agreement between the parties relating to the Loans described hereunder or to the transactions between the parties relating to the Master Repurchase Facility, in each case to the extent that such obligations of Borrower are then due, without prejudice to Lender’s right to recover any deficiency. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
32.ERRONEOUS PAYMENTS
a)(i)    If Lender notifies Borrower, a Participant, assignee of any party hereto or other recipient that Lender has determined in its sole discretion that any funds received by such recipient from Lender or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such recipient (whether or not known to such recipient) (any such funds whether as a payment, prepayment or repayment of principal, interest, fees or other amounts; a distribution or otherwise; individually and collectively, a “Payment” and any such recipient, an “Unintended Recipient”) and demands the return of such Payment (or a portion thereof), such Unintended Recipient shall promptly, but in no event later than [***] thereafter, return to Lender the amount of any such Payment (or portion thereof) as to which such a demand was made, in immediately available funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Unintended Recipient to the date such amount is repaid to Lender in immediately available funds at the greater of the Interest Rate and a rate determined by Lender in accordance with banking industry rules on interbank compensation from time to time in effect, providing in either case the rate shall not exceed the Post-Default Rate. Any Payment shall at all times remain the property of Lender and shall be held in trust by the applicable Unintended Recipient for the benefit of Lender until repaid to Lender pursuant to this Section 32(a)(i).
    (ii)    To the extent permitted by applicable law, neither Borrower, nor any other party hereto (other than Lender) shall assert any right or claim to a Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Lender for the return of any Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
    (iii)    A notice of Lender to any Unintended Recipient under this clause (a) shall be conclusive, absent manifest error.

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b)If an Unintended Recipient receives a Payment from Lender (or any of its Affiliates),
    (i)    that is in a different amount than, or on a different date from, that specified in a notice of payment or calculation statement sent by Lender (or any of its Affiliates) with respect to such Payment (a “Payment Notice”),
    (ii)    that was not preceded or accompanied by a Payment Notice, or
    (iii)    that such Unintended Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) or any Payment is otherwise inconsistent with such recipient’s or market expectations, in each case, an error shall be presumed to have been made with respect to such Payment absent written confirmation from Lender to the contrary. Upon demand from Lender, such Unintended Recipient shall promptly, but in no event later than [***] thereafter, return to Lender the amount of any such Payment (or portion thereof) as to which such a demand was made.
c)Each Borrower hereby agrees that the receipt by an Unintended Recipient of a Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed to such Unintended Recipient by such Borrower.

d)Without prejudice to the survival of any other agreement of a Borrower hereunder, the covenants and obligations of such Borrower contained in this Section 32(d) shall survive the termination of this Agreement, any assignment permitted hereunder, the repayment in full of the Loans and/or the satisfaction and discharge of all Obligations (or any portion thereof) under any Program Document.

33.ENTIRE AGREEMENT
This Agreement and the other Program Documents embody the entire agreement and understanding of the parties hereto and thereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party hereto.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ROCKET MORTGAGE, LLC, as Borrower

By:/s/ Brian Brown Name: Brian Brown Title: Treasurer

CITIBANK, N.A., as Lender

By:/s/ Arunthathi Theivakumaran Name: Arunthathi Theivakumaran Title: Vice President

[Loan and Security Agreement (Citi-Rocket 2022)]

Schedule 6.01(c)
Litigation

[***]
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Schedule 6.01(j)
Compliance with Law
None
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Schedule 6.01(s)
Subsidiaries

One Mortgage Holdings, LLC
One Reverse Mortgage, LLC
QL Ginnie EBO, LLC
QL Ginnie REO, LLC
Rocket Mortgage Co-Issuer, Inc.
RCKT Mortgage SPE-A, LLC
Rocket Mortgage Revolving Trust 2022-1

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SCHEDULE 6.01(ii)
EXISTING FINANCIAL FACILITIES
                        [***]
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SCHEDULE 6.02
ELIGIBILITY CRITERIA WITH RESPECT TO THE SERVICING RIGHTS
All Servicing Rights owned by Borrower, subject to an executed Acknowledgment Agreement with the related Agency, for Mortgage Loans serviced by Borrower solely on behalf of Fannie Mae or Freddie Mac, provided that such Servicing Rights satisfy all terms of the Agreement and are free and clear of any Liens, subject to Fannie Mae’s or Freddie Mac's respective interests in such Servicing Rights pursuant to the related Acknowledgment Agreement.
Servicing Rights in which the related Mortgage Loan is located in a state or jurisdiction in which Borrower does not possess the necessary licenses to own Servicing Rights required by any Governmental Authority shall be ineligible assets hereunder.

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SCHEDULE 7.01(a)

CITIBANK REQUIRED INVESTOR REPORTS

[***]

Schedule 7.01(a)
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Schedule 7.01(i)

Related Party Transactions

In the ordinary course of business, Rocket Mortgage, LLC (“Rocket Mortgage”) engages in transactions with its affiliates, including providing or receiving goods and services to or from affiliates such as administrative, purchasing, office supplies, telephone, travel, human resources, employee benefits, accounting, training, legal, computer programing, computer and other technology, software maintenance, software licensing, vendor, payables and other management, interior design and other services, loaning money, leasing office space to and from affiliates, intercompany purchases, advertising or sponsorship agreements and communications, real estate and security services and other administrative services. The majority of receivables from affiliated entities are amounts due from services performed by Rocket Mortgage on behalf of Rock Holdings, Inc. (“Rock Holdings”) subsidiaries. Rocket Mortgage maintains many large vendor relationships and purchasing these goods and services through Rocket Mortgage allows the affiliated entities to take advantage of reduced pricing. For convenience, maturity dates and dollar amounts are included in the below summaries; however, such dates and amounts are subject to adjustment in the sole discretion of the parties to the respective agreements.

Due from Affiliates

At December 31, 2020 the amounts due from affiliates totaled [***].

Professional Fees

Rocket Mortgage also charges professional fees to certain affiliated companies. These fees represent amounts paid for goods and services provided by Rocket Mortgage and used by those affiliated companies. Historically, these services have been in connection with technology, telecom, facilities, human resources, accounting, training, marketing and security functions. The total amounts charged for these services for the twelve months ended December 31, 2020 were [***] to consolidated subsidiaries of Rock Holdings and [***] to others, respectively.

Due to Affiliates

At December 31, 2020, the amounts due to affiliates totaled [***], primarily for transactions occurring in the ordinary course of business.

Rocket Mortgage is borrower under an Uncommitted Unsecured Line of Credit provided by Rock Holdings, its affiliate and majority owner of RKT Holdings, LLC (“RKT Holdings”), Rocket Mortgage’s parent, in the amount of [***], with a maturity of July 27, 2025.

Rocket Mortgage is borrower under an Uncommitted Unsecured Line of Credit provided by RKT Holdings, in the amount of [***], with a maturity of July 30, 2026.

Quicken Loans Arena Naming Rights

On July 1, 2017, Rocket Mortgage entered into an ongoing agreement with management of an NBA franchise, the Cleveland Cavaliers (the “Cavaliers”), to renew the naming rights for a professional sports arena. The Cavaliers are a related party to Rocket Mortgage as there is common ownership of the Cavaliers and Rocket Mortgage. The agreement obligates the Cavaliers to place signage on and in the arena in agreed-upon locations and provides for advertising spots on radio and television broadcasts as well as certain other advertising benefits. The annual expense for the year ended December 31, 2020 was [***] and the maturity of the agreement is scheduled for 2034.

Guarantees and Indemnities Relating to Affiliate Debt

Schedule 7.01(i)

As of June 30, 2020, and December 31, 2019, Rocket Mortgage guaranteed the debt of another related party totaling [***], consisting of three separate guarantees of [***] each. Rocket Mortgage did not record a liability for this guarantee because it was not probable that Rocket Mortgage would be required to make payments under this guarantee.
Rocket Mortgage also guarantees the obligations of two special purpose subsidiaries created and maintained for a specialized Master Repurchase Agreement, dated as of December 14, 2017, by and between those subsidiaries and JPMorgan Chase Bank, N.A. for the purpose of financing the acquisition by such subsidiaries of defaulted mortgage loans guaranteed by Ginnie Mae (this arrangement is typically known as an Early Buy-Out Master Repurchase Agreement facility). The guaranteed obligations are variable in nature but are not to exceed [***]. Rocket Mortgage also guarantees the obligations of a third special purpose subsidiary created and maintained for its existing mortgage loan Master Repurchase Agreement with Bank of America, N.A. for obligations under that MRA of up to [***] (obligations which were previously directly owed to Bank of America by Rocket Mortgage).

Rocket Mortgage has entered into a Master Commercial Card Agreement with JPMorgan Chase Bank, N.A. (“JPM”) pursuant to which Rocket Mortgage and its affiliates may use cards issued by JPM. Rocket Mortgage is responsible as a primary obligor for all obligations of these affiliates under this agreement. At December 31, 2020, the amounts due by those affiliates under this agreement was [***].

Rocket Mortgage has entered into a side letter agreement with affiliates. Pursuant to this agreement, Rocket Mortgage is obligated to enter into a sublease agreement for 3,780 rentable square feet of office space if another affiliate terminates or defaults under its sublease for such office space. If Rocket Mortgage was required to enter into the replacement sublease agreement, Rocket Mortgage may be required to sublease such space for a maximum rental amount of up to [***] per year for the remaining term of the original sublease, which expires on December 31, 2030.

Amrock LLC

Rocket Mortgage is a party to an agreement with Amrock LLC regarding title services. Amrock LLC is an affiliate of Rocket Mortgage (through common ownership through their parent company, Rock Holdings Inc.), that provides title insurance, escrow, settlement, and related vendor management services on residential mortgages.

Rock Central LLC

Rocket Mortgage is a party to an agreement with its affiliate Rock Central LLC regarding professional services that Rock Central LLC provides to Rocket Mortgage.  Rock Central LLC is an affiliate of Rocket Mortgage (through common ownership through their parent company, RKT Holdings), that provides various professional, employment, treasury, legal and technology management services.

Shareholders Agreement

The shareholders agreement of Rock Holdings requires that minimum tax distributions be made to its shareholders provided that Rock Holdings has sufficient cash and the distribution is not prohibited under Michigan corporate law. In general the shareholders of Rock Holdings are entitled to minimum distributions equal to (1) the taxable income allocated to them multiplied by the Michigan State income tax rate, and (2) the allocable taxable income, less the state income tax distribution, multiplied by the highest marginal individual federal income tax rate. These minimum distributions are generally paid to the shareholders of Rock Holdings quarterly to allow them to make estimated tax payments and adjusted at the end of the year in the event the actual taxable income allocated to them is determined to be higher than that used in the determining the quarterly distributions. Funds for these distributions generally come from distributions from Rocket Mortgage and/or Amrock, LLC through RKT Holdings.

Schedule 7.01(i)

EXHIBIT 2.02(a)

FORM OF PROMISSORY NOTE
[DATE], 20__
$ [***]

New York, New York
FOR VALUE RECEIVED, Rocket Mortgage, LLC, a Michigan limited liability company (the “Borrower”), hereby promises to pay to the order of CITIBANK, N.A. (the “Lender”), at the principal office of Lender at [***], in lawful money of the United States, and in immediately available funds, the principal sum of One Billion Dollars [***] (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by Lender to Borrower under the Loan Agreement), on the dates and in the principal amounts provided in the Loan Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.
The date, amount and interest rate of each Loan made by Lender to Borrower, and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of this Note, endorsed by Lender on the schedule attached hereto or any continuation thereof; provided, that the failure of Lender to make any such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Loan Agreement or hereunder in respect of the Loans made by Lender.
This Note is the Note referred to in the Loan and Security Agreement dated as of July 27, 2022 (as amended, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”) between Borrower and Lender, and evidences Loans made by Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Loan Agreement.
Borrower agrees to pay all Lender’s reasonable out-of-pocket costs of collection and enforcement (including reasonable attorneys’ fees and disbursements of Lender’s counsel) in respect of this Note when incurred as required by Section 12 of the Loan Agreement.
Notwithstanding the pledge of the Collateral, Borrower hereby acknowledges, admits and agrees that Borrower’s obligations under this Note are recourse obligations of Borrower.
Borrower and any indorsers hereof, (a) severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayments of this Note, (b) expressly agree that this Note, or any payment hereunder, may be extended from time to time, and consent to the acceptance of further Collateral, the release of any Collateral for this Note, the release of any party primarily or secondarily liable hereon, and (c) expressly agree that it will not be necessary for Lender, in order to enforce payment of this Note, to first institute or exhaust Lender’s remedies against Borrower or any other party liable hereon or against any Collateral for this Note. No extension of time for the payment of this Note, or any installment hereof, made by agreement by Lender with any person now or hereafter liable for the payment of this Note, shall affect the liability under this Note of Borrower, even if Borrower is not a party to such agreement; provided, however, that Lender and Borrower, by written agreement between them, may affect the liability of Borrower.
Exhibit 2.02(a) - 1
113298801\V-24

Any reference herein to Lender shall be deemed to include and apply to every subsequent holder of this Note. Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Note.
Any enforcement action relating to this Note may be brought by motion for summary judgment in lieu of a complaint pursuant to Section 3213 of the New York Civil Practice Law and Rules.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH BY ITS TERMS APPLIES TO THIS NOTE). BORROWER HEREBY SUBMITS TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY. BORROWER HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT IN THE BOROUGH OF MANHATTAN AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. BORROWER HERETO HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE, OR ANY DOCUMENT DELIVERED PURSUANT HERETO BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO ITS RESPECTIVE ADDRESS SPECIFIED AT THE TIME FOR NOTICES UNDER THE LOAN AGREEMENT OR TO ANY OTHER ADDRESS OF WHICH IT SHALL HAVE GIVEN WRITTEN OR ELECTRONIC NOTICE TO LENDER. THE FOREGOING SHALL NOT LIMIT THE ABILITY OF ANY PARTY HERETO TO BRING SUIT IN THE COURTS OF ANY OTHER JURISDICTION.

Exhibit 2.02(a) - 2
113298801\V-24

    BORROWER AND LENDER BY ITS ACCEPTANCE OF THIS NOTE HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.
ROCKET MORTGAGE, LLC
By:______________________________________
Name:
Title:
Exhibit 2.02(a) - 3
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SCHEDULE OF LOANS
This Note evidences Loans made under the within-described Loan Agreement to Borrower, on the dates, in the principal amounts and bearing interest at the rates set forth below, and subject to the payments and prepayments of principal set forth below:

Date Made	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made by

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EXHIBIT 2.03
to Loan and Security Agreement

FORM OF BORROWER FUNDING REQUEST
                                    ________ __, 20__
Citibank, N.A.
388 Greenwich Street Trading, 6th Floor
New York, New York 10013
Attention: [ ]
Ladies and Gentlemen:
This [Initial] Borrower Funding Request is delivered to you pursuant to Section 2.03(a) of the Loan and Security Agreement, dated as of July 27, 2022 (as amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”), between Rocket Mortgage, LLC (the “Borrower”), and Citibank, N.A., as lender (the “Lender”). Unless otherwise defined herein or as the context otherwise requires, terms used herein have the meaning assigned thereto in the Loan Agreement.
[The undersigned hereby requests that a Loan be made in the aggregate principal amount of $____ on _________, 20__ to be secured by the Eligible Servicing Rights.]
An updated Servicing Schedule, revised to reflect the acquisition of any additional Servicing Rights purchased by Borrower since the most recently delivered Servicing Schedule, has been delivered pursuant to Section 2.03 of the Loan Agreement. Such Servicing Schedule reflects all Eligible Servicing Rights that constitute Collateral under the terms and conditions of the Loan Agreement.
[TO BE USED FOR ALL FUNDINGS THAT INVOLVE NEW COLLATERAL] [Borrower hereby acknowledges and agrees that (other than with respect to the Loan Agreement) (i) the Servicing Rights currently pledged as Collateral under the Loan Agreement and (ii) any of the Servicing Rights identified on Schedule One attached hereto, are not currently assigned, pledged, conveyed or encumbered under any credit, warehouse or financing facility. Borrower further acknowledges and agrees that (other than under the Loan Agreement) it shall not assign, pledge, convey or encumber such Servicing Rights under any credit, warehouse or financing facility in the future, except with prior notice to, and consent from, Lender.]
The undersigned hereby acknowledges that the delivery of this [Initial] Borrower Funding Request and the acceptance by the undersigned of the proceeds of the Loan requested hereby constitute a representation and warranty by the undersigned that all conditions precedent to such Loan specified in Article V of the Loan Agreement have been satisfied and will continue to be satisfied after giving effect to such Loan.
The undersigned further represents and warrants that either (a) the Applicable Agency Guides and the Servicing Contracts have not been materially modified since the last date the undersigned delivered a Borrower Funding Request or (b) attached hereto is a true and complete description of any changes to the Servicing Contracts since the last date the undersigned delivered a Borrower Funding Request.
Please wire transfer the proceeds of the Loan to the following account pursuant to the following instructions:
[______________]
Exhibit 2.03 - 1
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The undersigned has caused this [Initial] Borrower Funding Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly authorized officer this ____ day of _________, 20__.
ROCKET MORTGAGE, LLC., as Borrower

By:
    Name:
    Title:

Exhibit 2.03 - 2
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EXHIBIT 2.08(a)

FORM OF REPAYMENT NOTICE
[ ], 20__

TO:    Lender as defined in the Loan Agreement referred to below
Reference is hereby made to the Loan and Security Agreement, dated as of ________ __, 20__ (as heretofore amended, the “Loan Agreement”), between Rocket Mortgage, LLC (the “Borrower”), and Citibank, N.A., as lender (the “Lender”). Capitalized terms not otherwise defined herein are used herein as defined in the Loan Agreement.
Borrower hereby notifies you that, pursuant to Section 2.08[(a)/(b)] of the Loan Agreement, it shall make a repayment of the Loans outstanding under the Loan Agreement to Lender on [ ], 20__ in the amount of $_____.
Also included in the repayment amount shall be accrued and unpaid interest, in the amount of $__________________.

Exhibit 2.08(a) - Page 1
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The undersigned has caused this Repayment Notice to be executed and delivered by its duly authorized officer this_________ day of ____________, 20__.

ROCKET MORTGAGE, LLC, as Borrower

By:
    Name:
    Title:

Exhibit 2.08(a) - Page 2
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EXHIBIT 2.08(b)
FORM OF PREPAYMENT NOTICE
[ ], 20__

TO:    Lender as defined in the Loan Agreement referred to below
Reference is hereby made to the Loan and Security Agreement, dated as of July 27, 2022 (as heretofore amended, the “Loan Agreement”), between Rocket Mortgage, LLC (the “Borrower”), and Citibank, N.A., as lender (the “Lender”). Capitalized terms not otherwise defined herein are used herein as defined in the Loan Agreement.
Borrower hereby notifies you that pursuant to and in compliance with Section 2.09 of the Loan Agreement, it shall make a prepayment of Loans outstanding under the Loan Agreement on [ ], 20__ in the amount of $________.
Also included in the prepayment amount shall be accrued and unpaid interest, in the amount of $____________.

Exhibit 2.08(b) - 1
113298801\V-24

The undersigned has caused this Prepayment Notice to be executed and delivered by its duly authorized officer this_________ day of ___________, 20__.

ROCKET MORTGAGE, LLC, as Borrower

By:
    Name:
    Title:

Exhibit 2.08(b) - 2
113298801\V-24

EXHIBIT 4.04
FORM OF POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:
WHEREAS, CITIBANK, N.A. (the “Lender”) and ROCKET MORTGAGE, LLC (“Borrower”) have entered into the Loan Security Agreement dated as of ________ __, 20__ (as amended, restated, supplemented or otherwise modified, the “Agreement”) pursuant to which Lender has agreed to provide financing from time to time with respect to the origination or acquisition of certain Eligible Servicing Rights (the “Assets”) subject to the terms therein; and
WHEREAS, Borrower has agreed to give to Lender a power of attorney on the terms and conditions contained herein in order for Lender to take any action that Lender may deem necessary or advisable to accomplish the purposes of the Agreement.
NOW THEREFORE, Borrower hereby irrevocably constitutes and appoints Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower and in the name of Borrower or in its own name, from time to time in Lender’s discretion upon and during the continuance of an Event of Default:
(i)in the name of Borrower, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Lender for the purpose of collecting any and all such moneys due with respect to any Assets whenever payable;
(ii)to pay or discharge taxes and liens levied or placed on or threatened against the Assets;
(iii)(A) to direct any party liable for any payment under any Assets to make payment of any and all moneys due or to become due thereunder directly to Lender or as Lender shall direct, including, without limitation, to send “goodbye” letters and Section 404 Notices on behalf of Borrower and any applicable Subservicer; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any proceeds thereof and to enforce any other right in respect of any Assets; (E) to defend any suit, action or proceeding brought against Borrower with respect to any Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Lender may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Assets as fully and completely as though Lender were the absolute owner thereof for all purposes, and to do, at Lender’s option and Borrower’s expense, at any time, and from time to time, all acts and things which Lender deems necessary to protect, preserve or realize upon the Assets and Collateral thereon and to effect the intent of the Agreement, all as fully and effectively as Borrower might do;
(iv)for the purpose of effecting the transfer of servicing with respect to the Assets from Borrower or any applicable Subservicer to a successor servicer appointed by Lender in its sole discretion and to take any and all appropriate action and to
Exhibit 4.04 - 1
113298801\V-24

execute any and all documents and instruments which may be necessary or desirable to accomplish such transfer of servicing, and, without limiting the generality of the foregoing, Borrower hereby gives Lender the power and right, on behalf of Borrower, without assent by Borrower, to, in the name of Borrower or its own name, or otherwise, prepare and send or cause to be sent “good-bye” letters and Section 404 Notices on behalf of Borrower and any applicable Subservicer in connection with such transfer of servicing; and
(v)for the purpose of delivering any notices of sale to mortgagors or other third parties, including without limitation, those required by law.
Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable and shall survive the termination of the Agreement.
Borrower also authorizes Lender, from time to time, to execute, in connection with any sale, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Assets.
The powers conferred on Lender hereunder are solely to protect Lender’s interests in the Assets and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Borrower for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.
IN ORDER TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, BORROWER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND BORROWER ON ITS OWN BEHALF AND ON BEHALF OF BORROWER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.
[REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURES FOLLOW.]
Exhibit 4.04 - 2
113298801\V-24

IN WITNESS WHEREOF Borrower has caused this Power of Attorney to be duly executed and Borrower’s seal to be affixed this ____ day of ___________, 2022.
ROCKET MORTGAGE, LLC,
as Borrower

By:
    Name:
    Title:

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of Michigan
County of    )
On [________________], 2022, before me, personally appeared [________________(NAME/TITLE)], who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of Michigan that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Signature     (Seal)

Exhibit 4.04 - 3
113298801\V-24

EXHIBIT 4.05
FORM OF RELEASE OF SECURITY INTEREST
[Insert Date]
Rocket Mortgage, LLC
1050 Woodward Ave.
Detroit, Michigan 48226
    Re:    Release of Security Interest

In accordance with Section 4.05 of that certain Loan and Security Agreement, dated as of July 27, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) by and between Citibank, N.A. (the “Lender”) and Rocket Mortgage LLC (the “Borrower”),_ the Lender hereby relinquishes any and all right, title and interest it may have in and to the Collateral described in Annex A attached hereto as of the date and time of receipt by the Lender of an amount at least equal to [$_____]. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

[CITIBANK, N.A.]

By:________________________________
Name:
Title:

Exhibit 4.05 - 1
113298801\V-24

ANNEX A
[List of Collateral]

Exhibit 4.05 - 2
113298801\V-24